UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to §240.14a-12
Acadia Realty Trust

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2013
TO OUR SHAREHOLDERS:

Please take notice that the annual meeting of shareholders (the “Annual Meeting”) of Acadia Realty Trust (the “Company”) will be held on Wednesday, May 15, 2013, at 1:00 p.m., EDT time. We are pleased that this year's Annual Meeting, for the first time will be a completely “virtual meeting” of shareholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AKR. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com for the purpose of considering and voting upon:

1.	The election of six Trustees to hold office until the next annual meeting and until their successors are duly elected and qualified;

2.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013;

3.
The approval, on an advisory basis, of the compensation of Named Executive Officers as disclosed in the Company's 2013 Proxy Statement in accordance with compensation rules of the Securities and Exchange Commission; and

4.	Such other business as may properly come before the Annual Meeting.

The Board of Trustees of the Company recommends a vote “FOR” proposals 1 through 3. You should carefully review the accompanying Proxy Statement which contains additional information.

The Board of Trustees has fixed the close of business on March 20, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By order of the Board of Trustees

Robert Masters, Secretary
April 5, 2013

SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE VIRTUAL MEETING, ARE REQUESTED TO VOTE THEIR SHARES ELECTRONICALLY VIA THE INTERNET OR BY COMPLETING AND RETURNING THE PROXY CARD IF YOU REQUESTED PAPER PROXY MATERIALS. VOTING INSTRUCTIONS ARE PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, OR, IF YOU REQUESTED PRINTED MATERIALS, THE INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD AND INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.
ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO THE MEETING, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE DURING THE MEETING. IT IS IMPORTANT THAT YOU VOTE YOUR COMMON SHARES. YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.
YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL MEETING VIA LIVE WEBCAST BY VISITING WWW.VIRTUALSHAREHOLDERMEETING.COM/AKR, BUT YOU SHOULD SUBMIT A PROXY BY INTERNET MAIL PRIOR TO THE MEETING WHETHER OR NOT YOU PLAN TO ATTEND.

ACADIA REALTY TRUST
1311 MAMARONECK AVENUE, SUITE 260, WHITE PLAINS, NEW YORK 10605

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
May 15, 2013

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees (“Board of Trustees,” “Trustees” or “Board”) of Acadia Realty Trust (the “Company”) for use at the annual meeting of shareholders scheduled to be held on Wednesday, May 15, 2013, at 1:00 p.m., EDT time, via live webcast at www.virtualshareholdermeeting.com/AKR, or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about April 5, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 15, 2013. This Proxy Statement and the Company's 2012 Annual Report to shareholders are available at www.acadiarealty.com/proxy.

The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, the Company's Board of Trustees, officers and employees may solicit proxies in connection with the Annual Meeting by e-mail, telephone, telegram, personal interviews or otherwise. Trustees, officers and employees will not be paid any additional compensation for soliciting proxies. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001 of the Company, (the “Common Shares”) held of record by such persons or firms with their nominees, and in connection therewith, such firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted “FOR” each of proposals 1 through 3 set forth in the Notice of Annual Meeting.

You may revoke your proxy and reclaim your right to vote:

•	by submitting a later-dated proxy either by Internet or telephone by following the instructions on your proxy or voting card;

•	electronically during the annual meeting at www.virtualshareholdermeeting.com/AKR when you enter your 12-Digit Control Number;

•	by submitting a later-dated written proxy to the address shown on your proxy or voting card; or

•
if you are a holder of record, by (i) delivering by mail to our secretary at or prior to the annual meeting an instrument revoking your proxy or (ii) delivering a subsequently dated proxy with respect to the same Common Shares to our Board at or prior to the annual meeting.

Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to the attention of the Corporate Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605.

The Board of Trustees recommends a vote “FOR” proposals 1 through 3.

OUTSTANDING SHARES AND VOTING RIGHTS

The outstanding capital shares of the Company as of March 20, 2013 consisted of 54,045,253 Common Shares. Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees has fixed the close of business on March 20, 2013 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast at least a majority of the votes of the outstanding Common Shares on March 20, 2013 will constitute a quorum to transact business at the Annual Meeting.

The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the election of Trustees will be required to elect the nominees for Trustees at the Annual Meeting. There is no cumulative voting in the election of Trustees. The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting will be required for the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm.

The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting will be required for the advisory (non-binding) shareholder approval of the Company's executive compensation program for Named Executive Officers. Proxies marked “Abstain” and which have not voted on a particular proposal are included in determining a quorum for the Annual Meeting. Abstentions are not treated as votes cast in the election of Trustees or in the ratification of the appointment of the independent registered public accounting firm, and thus are not the equivalent of votes against a nominee or against the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm, as the case may be, and will not affect the vote with respect to these matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes, if any, will have no effect and will not be counted towards the vote total for any proposal.

PROPOSAL 1 - ELECTION OF TRUSTEES

There are six nominees for election as Trustees for one-year terms, expiring in 2014 or until their successors are elected. Election of each Trustee requires the approval of the majority of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting

The Company's Declaration of Trust provides that the Board of Trustees may be composed of up to a maximum of 15 members. Pursuant to a resolution of the Board, the Board of Trustees currently consists of six Trustees, each of whom serves until the next annual meeting and until his or her successor is duly elected and qualified. As stated elsewhere herein, the enclosed proxy will be voted for the election as Trustee of each nominee whose name is set forth below unless a contrary instruction is given. All of the nominees currently serve as Trustees of the Company. Management believes that all of its nominees are willing and able to serve the Company as Trustees. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their judgment. The Board of Trustees has a Nominating and Corporate Governance Committee.

Trustee Independence

With five independent Trustees out of six, the Board has satisfied its objective that a majority of the Board should consist of independent Trustees. The Board of Trustees has affirmatively determined that each of Messrs. Crocker, Kellar, Spitz and Wielansky and Ms. Luscombe is independent under the rules of the New York Stock Exchange. In determining this, the Board of Trustees considered transactions and relationships between each Trustee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In determining Mr. Wielansky's independence, the Board of Trustees considered the fact that Mr. Wielansky is entitled to receive annual fees totaling $100,000 for providing consulting services to the Company, including assisting with the underwriting and analysis of development and redevelopment opportunities as well as assisting with sourcing of direct acquisitions and identifying potential joint venture partners. The Board of Trustees did not consider this relationship to be material in determining Mr. Wielansky's independence because it believed the amount involved would not interfere with Mr. Wielansky's independent judgment. The Board of Trustees has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees is independent under the criteria for independence set forth in the listing standards of the New York Stock Exchange. Upon the election of all nominees, the Company will continue to meet the New York Stock Exchange requirement for a majority of independent Trustees serving on the Board of Trustees.

The following is a brief description of the nominees for election as Trustees of the Company:

Nominees for Election as Trustees

Kenneth F. Bernstein, age 51, has been Chief Executive Officer of the Company since January of 2001. He has been President and Trustee of the Company since August 1998, when the Company acquired substantially all of the assets of RD Capital, Inc. (“RDC”) and affiliates. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC, its management companies, and its affiliated partnerships. Prior to joining RDC, Mr. Bernstein was an associate at the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law. Mr. Bernstein also serves on the boards of BRT Realty Trust and Golub Capital BDC. Mr. Bernstein is also a member of the

National Association of Corporate Directors (“NACD”), International Council of Shopping Centers (“ICSC”), where he is on the Board of Trustees and serves as co-chair of the Committee on Open-Air Centers, National Association of Real Estate Investment Trusts (“NAREIT”), Urban Land Institute (“ULI”), and the Real Estate Roundtable. In addition to being a member of the Young President's Organization, where he was the founding chairman of the Real Estate Network and currently sits on the Board of Advisors, he also sits on the Department of Real Estate Advisory Board at Baruch College.

We believe Mr. Bernstein's qualifications to sit on the Board include his extensive real estate, management and board experience. Highlights of these qualifications include Mr. Bernstein's:

•	service as president and chief executive officer of the Company for the past 13 years;

•	extensive network of contacts in the real estate industry and his leadership positions with various industry and business associations;

•	five years experience as a real estate attorney;

•	eight years experience as the Chief Operating Officer of a private real estate company; and

•	three years experience as the Chief Operating Officer of a public real estate company.

Douglas Crocker II, age 73, has been a Trustee of the Company since November 2003. Mr. Crocker was most recently the Chief Executive Officer of Equity Residential, a multi-family residential real estate investment trust (“REIT”), from December 1992 until his retirement in December of 2002. During Mr. Crocker's tenure, Equity Residential grew from 21,000 apartments with a total market capitalization of $700 million to a $17 billion company with over 225,000 apartments. Mr. Crocker was also a former Managing Director of Prudential Securities, and from 1982 to 1992 served as Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance. From 1979 to 1982, Mr. Crocker was President of American Invesco, the nation's largest condominium conversion company, and from 1969 to 1979 served as Vice President of Arlen Realty and Development Company. He currently sits on the board of real estate company Ventas and also serves on the board of the National Multi-Housing Council. In addition, Mr. Crocker serves as a director of CYS Investments, Inc. Mr. Crocker has been a five-time recipient of Commercial Property News' Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award, a three-time winner of Realty Stock Review's Outstanding CEO Award, and received NAREIT's 2010 Edward H. Linde Industry Leadership Award. Mr. Crocker is also a member of the NACD.

We believe Mr. Crocker's qualifications to sit on the Board include his extensive CEO, board, financial and real estate experience. Highlights of these qualifications include Mr. Crocker's:

•service as CEO of Equity Residential, a publicly traded REIT, for ten years;
•current service on the boards of directors of several REITs;
•past service on the audit committees of the boards of directors of a number of publicly traded companies; and
•over 40 years of experience in the real estate industry.

Lorrence T. Kellar, age 75, has been a Trustee of the Company since November 2003 and is an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (“SEC”). Mr. Kellar was Vice President at Continental Properties, a retail and residential developer from November 2002 until his retirement in November 2009. He is a director of Multi-Color Corporation, Frisch's Restaurants and Spar Group, Inc. Prior to joining Continental Properties in November of 2002, Mr. Kellar served as Vice President of Real Estate with Kmart Corporation from 1996 to 2002. From 1965 to 1996, Mr. Kellar served with The Kroger Co., the country's largest supermarket company, where his final position was Group Vice President of Finance and Real Estate. Mr. Kellar is also a member of the NACD.

We believe Mr. Kellar's qualifications to sit on the Board include his extensive real estate development, public company board, asset management and mergers and acquisitions experience, as well as financial expertise. Highlights of these qualifications include Mr. Kellar's:

•	over 40 years of real estate operating and development experience;

•	extensive experience managing financial functions, including general accounting, audit, finance, and treasury;

•	qualification as an “audit committee financial expert” as that term is defined by the SEC;

•	service on the boards of directors of eight public companies, including his service as the chair of two of those boards;

•	service as chair of both the City of Cincinnati and Kroger pension funds;

•	past service as chair of the Bartlett Management Trust mutual fund group; and

•	involvement in a number of mergers and acquisitions transactions while with Kroger, U.S. Shoe, BT Office Products International and Multi-Color Corporation.

Wendy Luscombe, age 61, has been a Trustee of the Company since 2004. She is Principal of WKL Consulting, successor to WKL Associates, Inc., a real estate investment manager and consultant founded in 1994. Ms. Luscombe has managed investment portfolios totaling $5 billion over the last 25 years and has represented foreign investors including UK Prudential and British Coal Pension Funds in their United States real estate investment initiatives. For ten years she was Chief Executive Officer of Pan American Properties, Inc., a public REIT sponsored by British Coal Pension Funds. She was also a member of the Board of Governors of NAREIT. Ms. Luscombe has served on various boards of public companies in both the United States and United Kingdom for over 25 years and is an “audit committee financial expert” as that term is defined by the SEC. Currently she serves as Co-Lead Director, Executive Committee Member and Audit Committee member for the Zweig Fund and Zweig Total Return Fund, public closed-end mutual funds. Additionally, she serves as Chairman of the Management Oversight Committee for the Deutsche Bank International Real Estate Opportunities Funds 1A and 1B. In 2012, she was appointed by the State Comptroller of New York to serve on the Real Estate Advisory Committee for the NYS Common Retirement Fund. She was formerly a Board Member, Chairman of the Investment Committee and member of the Audit Committee for PXRE Group Ltd., a New York Stock Exchange listed reinsurance company. She resigned from her positions with PXRE Group Ltd. in August 2007 when the company merged with Argonaut Group, but was appointed an outside director of PXRE Reinsurance Company, the United States subsidiary of PXRE Group Ltd. which she resigned from in March 2008. She was also a Board Member for Endeavour Real Estate Securities and Amadeus Real Estate Securities, both private REIT mutual funds. From May 2009 to December 2010, Ms. Luscombe served as a Board Member and Audit Committee member for Feldman Mall Properties, a private REIT. Ms. Luscombe is also a member of the NACD and an NACD Certified Director and a member of NACD's teaching faculty, a Fellow of the Royal Institution of Chartered Surveyors and a Member of the Chartered Institute of Arbitrators.

We believe Ms. Luscombe's qualifications to sit on the Board include her extensive real estate operational background, CEO experience, asset management experience, extensive board service and strong corporate governance background. Highlights of these qualifications include Ms. Luscombe's:

•	experience as the CEO of a public equity REIT in the United States for ten years;

•	experience as the CEO of a UK urban renewal developer for two years;

•	experience as the chief investment officer in the United States for a foreign pension fund and a real estate advisor to a US pension fund;

•	experience in a variety of real estate asset types including, among others, regional malls, community shopping centers and mixed use;

•
service as an independent director for nearly 30 years, including service on all board committees including audit, compensation, investment and nominating and corporate governance, including chairmanships of committees and service as co-director;

•	service on the NACD faculty that conducts in-board training;

•	experience as one of the first governors of NAREIT;

•	successful launch of two successful contested REIT takeovers;

•	qualification as an “audit committee financial expert” as that term is defined by the SEC; and

•	experience in website management, social media and internet reputation management.

William T. Spitz, age 61, has been a Trustee of the Company since August 2007. Mr. Spitz has served as a Director of Diversified Trust Company, a private wealth management trust company, for 19 years and has served as a Director and Principal since March 2009. Previously, he was Vice Chancellor for Investments and Treasurer of Vanderbilt University, Nashville, Tennessee from 1985 to July 2007. As Vice Chancellor for Investments at Vanderbilt, Mr. Spitz was responsible for managing the University's $3.5 billion endowment. He was also a member of the Senior Management Group of the University, which is responsible for the day-to-day operations of the institution. During his tenure, the Vanderbilt endowment earned returns in the top 10% of a broad universe of endowments for multiple time frames. While at Vanderbilt, Mr. Spitz conducted asset allocation studies and implemented detailed investment objectives and guidelines, developed a comprehensive risk management plan, invested in approximately two hundred limited partnerships in five illiquid assets classes, selected new custodians for both the endowment fund and the University's charitable remainder trusts and implemented a more aggressive approach to working capital management which increased returns by 2% per annum. In addition, Mr. Spitz was also on the faculty of Vanderbilt University as Clinical Professor of Management-Owen Graduate School of Management. He has also held various high-level positions with successful asset management companies and has served on the board of several companies, including Cambium Global Timber Fund, The Common Fund, MassMutual Financial, and the Bradford Fund. He has also served on multiple advisory committees, including Acadia's Opportunity Fund Advisory Boards, on which he served from 2001 to July 2007. Mr. Spitz is a published author and frequent speaker at industry conferences and seminars.

We believe Mr. Spitz's qualifications to sit on the Board include his asset management experience as well as real estate development, board, fund, and REIT experience. Highlights of these qualifications include Mr. Spitz's:

•	former role as Vice Chancellor for Investments and Treasurer of Vanderbilt University for over 20 years;
•former responsibilities managing Vanderbilt University's multi-billion dollar endowment fund;
•high-level positions with successful asset management companies;
•service on the boards of directors of several companies;

•	service on multiple fund advisory committees, including, previously, the Company's fund advisory boards;
•involvement in numerous real estate development projects;
•former position as director of a private REIT;
•past service on the audit committee of MassMutual; and
•qualification as chartered financial analyst.

Lee S. Wielansky, age 61, has been a Trustee of the Company since May 2000 and the Lead Trustee since 2004. Mr. Wielansky has been Chairman and Chief Executive Officer of Midland Development Group, Inc., which focuses on the development of retail properties in the mid-west and southeast, since May 2003. From November 2000 to March 2003, Mr. Wielansky served as Chief Executive Officer and President of JDN Development Company, Inc. and a director of JDN Realty Corporation through its merger with Developers Diversified Realty Corporation in 2003. He was also a founding partner and Chief Executive Officer of Midland Development Group, Inc. from 1983 through 1998 when the company sold its assets to Regency Centers Corporation. Mr. Wielansky serves as the Vice Chairman of the Board of Directors, as well as Chairman of the Compensation Committee of Pulaski Bank and is a Director for Isle of Capri Casinos, Inc. Mr. Wielansky is also a member of the NACD and ICSC.

We believe Mr. Wielansky's qualifications to sit on the Board include his real estate development, public company board, fund, asset management and CEO experience. Highlights of these qualifications include Mr. Wielansky's:

•	over 37 years of real estate development experience;

•	his role in developing over 150 shopping centers;

•	his service as Chairman and CEO of Midland Development Group, Inc., which focuses on the development of retail properties in the mid-west and southeast, since May 2003;

•	service on the boards of directors of four public companies, including three current public company directorships;

•	service on compensation and audit committees;

•	current service on the corporate governance committee for Pulaski Bank;

•	current service as the Lead Trustee of the Company, a position he has held since 2004;

•	service as an advisor to the Company for its fund business;

•	responsibility for the asset management of 100 properties, accounting for over 11 million square feet;

•	former position as CEO of JDN Development Company; and

•	former position as Senior Vice President and Director of Regency Centers.

Vote Required; Recommendation

The election to the Board of Trustees of each of the six nominees will require the approval of a majority of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the election of each of the six nominees to the Board of Trustees.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has selected BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013 and has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of BDO USA, LLP as the Company's independent registered public accounting firm is not required by the Company's Declaration of Trust, Bylaws or otherwise. However, the Audit Committee is submitting the selection of BDO USA, LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. Notwithstanding the ratification of, or failure to ratify, the selection, the Audit Committee of the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its subsidiaries.

Representatives of BDO USA, LLP, the Company's auditors for 2012, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions.

Vote Required; Recommendation

The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent registered public accounting firm is required to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the ratification of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 3 - ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is seeking a non-binding shareholder vote approving the compensation of Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules and as discussed in “Compensation Discussion and Analysis,” the compensation tables and any related material. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

The Board and management have thoughtfully designed the Company's executive compensation philosophy, policies and programs tailored with the understanding of the Company's business and the strategic mission of the Company.

The Compensation Committee's executive compensation objectives are as follows:

1.	Motivating the Company's Named Executive Officers to create maximum shareholder value.

2.	Providing incentives to the Company's Named Executive Officers that reward dedication, hard work and success.

3.	Providing a compensation program that ensures “pay for performance.”

4.	Aligning the interests of the Company's Named Executive Officers and shareholders as closely as possible.

5.	Aligning the interests of the Company's Named Executive Officers and the Company's external fund investors as closely as possible.

6.	Creating the right mix of long-term incentives to motivate and to retain the Company's Named Executive Officers.

7.	Creating an incentive compensation program that can go beyond the Company's Named Executive Officers and be utilized throughout the organization.

Vote Required; Recommendation

Because the shareholder vote is advisory, the results will not be binding upon the Board. However, the Compensation Committee will take the outcome of the vote expressed by its shareholders into consideration for future executive compensation arrangements. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the approval, on an advisory basis, of the Company's executive compensation program for Named Executive Officers as set forth in this Proxy Statement. Unless otherwise indicated by a shareholder on a proxy, shares will be voted “FOR” the approval of the executive compensation.

The Company currently plans to seek an advisory vote on executive compensation annually. The next advisory vote on executive compensation will occur at the 2014 annual meeting.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 regarding the Common Shares that may be issued under the Company's equity compensation plans consisting of the Company's Amended and Restated 2006 Share Incentive Plan (the "2006 Plan") and the Company's Employee Share Plan (the “Share Purchase Plan”). In the footnotes to the table, the Company has also presented the information in relation to its equity compensation plans as of the record date.

	Equity Compensation Plan Information (4)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:(1)	1,142,249 (2)	$19.21	1,953,751 (3)
Equity compensation plans not approved by security holders:	—	—	—
Total	1,142,249	$19.21	1,953,751
Notes:
(1)    Includes information related to the 2006 Plan.

(2)
Includes (a) 137,647 Common Shares issuable upon the exercise of outstanding options, (b) 60,916 Common Shares issuable upon the vesting of Common Shares subject to time-based vesting and, in some instances, performance-based vesting ("Restricted Share Units"), and (c) 943,686 long term incentive units (LTIP units) that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to us for redemption and acquired by us for Common Shares. Because there is no exercise price associated with Restricted Share Units and LTIP units, such awards are not included in the weighted average exercise price calculation. As of March 20, 2013, there are stock options outstanding to acquire 129,459 Common Shares, with a weighted average exercise price of $18.73 and an average weighted remaining term of 3.40 years. As of March 20, 2013, there are a total of 1,056,315 Restricted Share Units and LTIP units outstanding.

(3)
As of December 31, 2012, there were 1,910,942 Common Shares available for future issuance under the 2006 Plan and 42,809 Common Shares available for future issuance under the Share Purchase Plan. As of March 20, 2013, 1,614,883 Common Shares remain available for future issuance under the 2006 Plan and 42,060 Common Shares remain available for future issuance under the Share Purchase Plan.

(4)
As of March 20, 2013, the Company had 54,045,253 Common Shares outstanding. Inclusive of 663,619 units (“OP Units”) of limited partnership interest outstanding, the Company had 54,708,872 Common Shares and OP Units outstanding as of March 20, 2013.

MANAGEMENT

Trustee Meetings and Attendance

During 2012, the Board of Trustees held four in-person meetings and two telephonic meetings, the Audit Committee held eight telephonic meetings, the Compensation Committee held four in-person meetings and had a number of telephonic discussions, the Nominating and Corporate Governance Committee held one in person and two telephonic meetings and the Investment/Capital Markets Committee held one formal telephonic meeting and numerous informal telephonic discussions to discuss potential transactions. The Board of Trustees believes consistent attendance with a minimum of missed meetings is important in carrying out the responsibilities of being a Trustee. The average attendance in the aggregate of the total number of Board of Trustees and committee meetings was 95%. No Trustee attended fewer than 82% of the aggregate of all meetings of the Board of Trustees and applicable committee meetings.

The Company does not have a formal policy requiring Trustees to be present at Annual Meetings, although the Company does encourage their attendance. All of the Company's Trustees attended the 2012 Annual Meeting.

Trustees and Executive Officers

The Trustees and executive officers of the Company as of the date of this Proxy Statement are as follows:

			Year First Became
Name	Age	Office Held	Officer/Trustee	Term Expires
Kenneth F. Bernstein	51	Trustee, Chief Executive Officer and President	1998	2013
Lee S. Wielansky	61	Trustee; Independent Lead Trustee	2000	2013
Douglas Crocker II	73	Trustee	2003	2013
Lorrence T. Kellar	75	Trustee	2003	2013
Wendy Luscombe	61	Trustee	2004	2013
William T. Spitz	61	Trustee	2007	2013
Joel Braun	61	Executive Vice President and Chief Investment Officer	1998	-
Jonathan W. Grisham	55	Senior Vice President and Chief Financial Officer	1998	-
Robert Masters	68	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	1998	-
Christopher Conlon	53	Executive Vice President and Chief Operating Officer	2008	-
Michael Nelsen	66	Senior Vice President, Accounting and Financial Principal	2003	-

Biographical information with respect to Messrs. Bernstein, Crocker, Kellar, Spitz and Wielansky and Ms. Luscombe is set forth under “PROPOSAL 1 - ELECTION OF TRUSTEES,” above.

Joel Braun, age 61, has been Chief Investment Officer of the Company since August 1998. Mr. Braun was a Senior Vice President of the Company from August 1998 until January 2007 when he was named Executive Vice President. Mr. Braun is responsible for all of the Company's merger and acquisition activities. Previously, Mr. Braun was Vice President of Acquisitions for RD Capital, Inc. Mr. Braun holds a Bachelor's Degree in Business Administration from Boston University and a Master's Degree in Planning from The Johns Hopkins University.

Jonathan W. Grisham, age 55, Mr. Grisham was promoted to Chief Financial Officer as of January 1, 2012. Previously, from February 2005, Mr. Grisham had served as Senior Vice President/Chief Accounting Officer and prior to that was the Director of Financial Reporting since the Company's formation. From 1993 to 1998, Mr. Grisham served as Controller at Mark Centers Trust and from 1987 through 1992, he was a Supervisor in the public accounting firm of Aronson & Company in Washington, DC. Mr. Grisham is a Certified Public Accountant and holds a Master's Degree in Finance from Kings College and a Bachelor's of Science Degree in Accounting from George Mason University.

Robert Masters, Esq., age 68, has been a Senior Vice President, the General Counsel, Chief Compliance Officer and Secretary of the Company since 1998 and was previously General Counsel of RD Capital, Inc. since 1994. Prior to that, Mr. Masters was General Counsel for API Asset Management for over five years, Senior Vice President, Deputy General Counsel for European American Bank from 1985 to 1990, and Vice President and Counsel for National Westminster Bank from 1977 to 1985. Mr. Masters received his Bachelor of Arts from the City University of New York and his Juris Doctorate from New York University Law School. Mr. Masters is a member of the New York State Bar.

Christopher Conlon, age 53, as of January 1, 2012, Mr. Conlon was promoted to Executive Vice President/Chief Operating Officer. Previously, from February 2008, Mr. Conlon served as Senior Vice President - Leasing and Development. From 1992 to 2007, Mr. Conlon was a partner at Ripco Real Estate Corporation where he was responsible for the leasing and development/redevelopment of neighborhood shopping centers, vertical urban retail centers and mixed-use properties with retail components. Mr. Conlon received his Bachelor of Arts from the State University of New York at Stony Brook and his J.D. from St. John's University School of Law.

Michael Nelsen, age 66, Mr. Nelsen currently serves as the Company's Senior Vice President and Accounting and Financial Principal. Previously, he served as Chief Financial Officer and a Senior Vice President of the Company from March 2003 through December 31, 2011. Prior to joining the Company, Mr. Nelsen was the President of G. Soros Realty, Inc. and Director of Real Estate for Soros Private Funds Management LLC from 1994 to 2003. His responsibilities included asset/portfolio management of real estate operations, financial reporting, financings, asset acquisitions and dispositions. From 1969 to 1980 he was an employee, and from 1981 to 1994, he was a Partner, of the public accounting firm of Berdon LLP (formerly David Berdon & Co.). Mr. Nelsen graduated from Bernard M. Baruch School of Business in 1969 and has been a Certified Public Accountant since 1971.

Board Leadership Structure

The Board's Lead Trustee and the Company's Chief Executive Officer generally serve as the leadership of the Board. The Company does not have a chairperson of the Board. Mr. Wielansky, an independent Trustee who serves as a member of the Investment/Capital Markets Committee, has been selected by the Board to serve as the Lead Trustee. The Lead Trustee has final say on the agenda for all Board meetings. The Chief Executive Officer presides over the regular meetings of the Board of Trustees, calling each meeting to order and leading the Trustees through the agenda items. The Lead Trustee presides over all meetings of the non-management Trustees held in executive session. “Non-management” Trustees are all those who are not Company officers and include Trustees, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. An executive session is held in conjunction with each regularly scheduled Board meeting and other executive sessions may be called by the Lead Trustee in his own discretion or at the request of the Board. The Lead Trustee has responsibility for facilitating communication among independent Trustees and between the independent Trustees and management, as well as additional responsibilities that are more fully described in the Company's Corporate Governance Guidelines, which are available on the Company's website at www.acadiarealty.com in the Investors-Corporate Governance section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

Because the Chief Executive Officer is the Trustee most familiar with the Company's business and industry and is the most capable of effectively identifying strategic priorities and leading the discussion regarding the execution of the Company's strategy, discussion at Board meetings is usually led by the Chief Executive Officer. Independent Trustees and management have different perspectives and roles in strategy development. The Company's independent Trustees bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that its leadership structure is appropriate because it combines an appropriate balance between independent leadership through the use of a Lead Trustee and strategy development, which results from the Chief Executive Officer leading the discussions on most Board topics.

Committees of the Board of Trustees

The Board of Trustees has standing Audit, Compensation, Nominating and Corporate Governance and Investment/Capital Markets Committees. The functions of each committee are detailed in its respective committee charter, which are available on the Company's website at www.acadiarealty.com in the “Investors - Corporate Governance” section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

The Company's current standing committees are as follows:

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	INVESTMENT/ CAPITAL MARKETS COMMITTEE
EMPLOYEE TRUSTEE
Kenneth F. Bernstein				X(2)
NON-EMPLOYEE TRUSTEES
Lee S. Wielansky				X
Douglas Crocker II		X	X	X(1)
Lorrence T. Kellar	X(1)	X
Wendy Luscombe	X		X(1)
William T. Spitz	X	X(1)		X

Notes:

(1) Chairman of the committee.

(2) Ex-Officio member of the committee.

Audit Committee

The Audit Committee is empowered to engage the Company's independent registered public accounting firm and review the scope and results of the audit. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Audit Committee's examinations and the choice of the Company's independent registered public accounting firm are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or any of its subsidiaries. The Audit Committee held eight telephonic meetings during the last fiscal year. See “Report of the Audit Committee.”

The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, each of whom is “independent,” as defined by the listing standards of the New York Stock Exchange and at least one of whom is an “audit committee financial expert,” as that term is defined by the SEC.

The following Trustees are members of the Audit Committee: Mr. Kellar (Chair), Ms. Luscombe and Mr. Spitz. Mr. Kellar and Ms. Luscombe have served as members of the Audit Committee since the 2004 annual meeting and Mr. Spitz was appointed a member in February 2010. The Board has determined that each of these members meets the independence requirements for members of audit committees prescribed by the listing standards of the New York Stock Exchange. Mr. Kellar serves on the audit committees of two other public companies. Mr. Spitz serves on the audit committee of one other public company. Ms. Luscombe serves on the audit committees of a complex of closed end mutual funds, the meetings for which are held concurrently. The Board has determined that the participation by Messrs. Kellar and Spitz and Ms. Luscombe on these other audit committees does not impair their ability to serve effectively on the Company's Audit Committee. The Board has determined that Mr. Kellar and Ms. Luscombe are each an “audit committee financial expert,” as that term is defined by the SEC. See the biographical information in “PROPOSAL 1 - ELECTION OF TRUSTEES” for their relevant experience.

Compensation Committee

The Compensation Committee is responsible for administering the 2006 Plan and recommending to the full Board the compensation of the executive officers of the Company, including the Chief Executive Officer. In addition, the Compensation Committee evaluates the Chief Executive Officer's performance, coordinates and reviews the Company's succession plans related to the Chief Executive Officer and other executive officers and reports the status of such plans to the Board annually.

The Compensation Committee held four in-person meetings and had a number of telephonic discussions during the last fiscal year.

The Compensation Committee Charter requires that the Compensation Committee be comprised of at least two members, with all committee members being “independent” as defined by the listing standards of the New York Stock Exchange.

The members of the Compensation Committee during the last fiscal year were Messrs. Spitz (Chair), Kellar and Crocker. Mr. Spitz and Mr. Crocker have served as members since 2007 and Mr. Kellar has served as a member since 2004. The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange. See “Acadia Realty Trust Compensation Committee Report.”

For information relating to the compensation consultant hired by the Compensation Committee, please refer to the discussions under the headings “Specific Elements of Acadia Realty Trust's Executive Compensation Program - A. Base Salaries,” “V. Benchmarking” and “VIII. Specific 2012 Decisions and 2013 Changes” in “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

During 2012, none of the Compensation Committee members (i) were officers or employees of the Company or any of its subsidiaries during the fiscal year ended December 31, 2012; (ii) are former officers of the Company or any of the Company's subsidiaries or (iii) had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during the last completed fiscal year, none of the Named Executive Officers of the Company served as:

•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Trustees) of the Company;

•	a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or

•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Trustee of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications and performance of the Board of Trustees and recommending nominees for Trustees and Board committees to the Board. The Nominating and Corporate Governance Committee is also responsible for recommending to the Board changes in the Company's Corporate Governance Guidelines. The Nominating and Corporate Governance Committee charter requires the Nominating and Corporate Governance Committee to be comprised of at least two members, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange.

Members of the Nominating and Corporate Governance Committee during the last fiscal year were Ms. Luscombe (Chair), who has served since the 2005 annual meeting and Mr. Crocker, who has served since August 2005. The Board of Trustees has determined that both of these members are independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee held one in person meeting and two telephonic meetings during the last fiscal year.

The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for the Board of Trustees. All shareholder recommendations should be sent to the Company's Corporate Secretary at Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, and should include all information relating to such person that is required to be disclosed in a proxy statement for the election of Trustees or is otherwise required pursuant to Regulation l4A under the Exchange Act. Shareholders must also include the nominee's written consent to being named in the Proxy Statement as a nominee and to serving as a Trustee if elected. Furthermore, the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made must include their names and addresses as they appear on the Company's books, as well as the class and number of Common Shares of the Company that they beneficially own. The Nominating and Corporate Governance Committee may identify other candidates, if necessary, through recommendations from directors, management, employees or outside consultants.

The Nominating and Corporate Governance Committee will review candidates in the same manner regardless of the source of the recommendation. Under the Company's Bylaws, a shareholder must deliver notice of nominees for Trustee to the Company's Corporate Secretary not less than 60 days and no more than 90 days prior to the first anniversary date of the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice by the shareholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. The Committee received no shareholder recommendations for candidates for the Board of Trustees for this Annual Meeting.

Trustee Qualifications and Review of Trustee Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Trustees regarding the size and composition of the Board. The Nominating and Corporate Governance Committee annually reviews the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity of backgrounds, experience and competencies required for the Board as a whole and contains at least the minimum number of independent Trustees required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company to execute its strategic plan and achieve its objectives. In the event the Nominating and Corporate Governance Committee determines that additional expertise is needed on the Board, or if there is a vacancy, the Nominating and Corporate Governance Committee expects to use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.

The Company's strategic plan can be summarized in the following broad categories:

•Maintain a strong balance sheet;
•Maintain a strong core portfolio;
•Enhance the Company's external growth platform; and

•Utilize its experienced management team.

In evaluating a Trustee candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of the candidate; the potential contribution of the candidate to the diversity of backgrounds, experience and competencies required by the Board; the candidate's ability to devote sufficient time and effort to his or her duties as a Trustee; independence and willingness to consider all strategic proposals and oversee the agreed-upon strategic direction of the Company; and any other criteria established by the Board, as well as other core competencies or technical expertise necessary to fill all of the committees of the Board.

Each nominee meets the foregoing criteria and also brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas. The skills include:

•General real estate experience;
•Real estate investment experience;
•Asset management experience;
•REIT experience;
•Financial expertise;
•Real estate development experience;
•Public company board service;
•Information technology and social media skills;
•Corporate governance expertise;
•CEO experience;
•Experience in risk management; and
•Experience in mergers and acquisitions.

Investment/Capital Markets Committee

The Investment/Capital Markets Committee (the “Investment Committee”) has been established for the primary purpose of (i) screening all transactions that are within certain defined pre-approval limits to ensure such transactions are within such limits, (ii) acting as the pricing committee for all equity offerings and (iii) for other investments and capital market transactions, exercising such authority as is given to it from time to time by the Board of Trustees. The Investment Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

The Investment Committee charter requires that it be comprised of at least three members, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange. The Company's Chief Executive Officer is an ex-officio member of the Investment Committee. Messrs. Crocker (Chair) and Wielansky have served as the members of the Investment Committee since the 2004 Annual Meeting and Mr. Spitz has served since 2007. The Board of Trustees has determined that each of these members is “independent” within the meaning of the listing standards of the New York Stock Exchange. The Investment Committee held one formal telephonic meeting and numerous informal telephonic discussions to discuss potential transactions.

Communication with Trustees

You may communicate directly with the Board of Trustees by sending correspondence to the Company's Corporate Secretary at Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605. The sender should indicate in the address whether it is intended for the entire Board, the independent Trustees as a group, or to an individual Trustee. Each communication intended for the Board or independent Trustees received by the Corporate Secretary will be promptly forwarded to the intended recipients in accordance with the sender's instructions.

Other Corporate Governance Initiatives

The Company regularly monitors developments in the area of corporate governance and continues to enhance the Company's corporate governance structure based upon a review of new developments and recommended best practices. Effective as of March 2013, the Company adopted two new corporate governance policies: (1) a “clawback” policy, and (2) a restriction on short sales, hedging and pledging of the Company's shares. The “clawback” policy provides that in the event of an accounting restatement due to material noncompliance with federal financial reporting requirements, the Compensation Committee has the right to recover any excess incentive-based compensation awarded to any of Acadia's executive officers who received incentive based compensation during the three-year period preceding the date on which the Company is required to prepare a restatement. The restrictions on Company Trustees and certain executive officers with respect to their share ownership include prohibitions with respect to Company securities on: (i) short sales, (ii) purchases or sales of derivative securities of the Company or any derivative securities that provide the economic equivalent, (iii) maintaining a margin account secured by shares of the Company and (iv) pledges as collateral for a loan. The Company's corporate governance materials, including the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy and standing committee charters may be found on the Company's web site at www.acadiarealty.com in the “Investors - Corporate Governance” section. Copies of these materials are also available to shareholders upon written request to the Company's Corporate Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605.

Risk Oversight

The entire Board and each of its committees are involved in overseeing risk associated with the Company. The Board and the Audit Committee monitor the Company's financial and regulatory risk through regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the independent registered public accounting firm, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls and assessment of business risks. The Board and the Nominating and Corporate Governance Committee monitor the Company's corporate governance policies and procedures by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company's compensation policies and related risks by regular reviews with management and the Committee's outside advisors.

As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on these reviews, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company's authorized capital consists of 100,000,000 Common Shares. As of March 20, 2013, the Company had 54,045,253 Common Shares outstanding, which shares were held by 311 record holders. In addition, as of March 20, 2013, the Company had 663,619 units of limited partnership interest outstanding in Acadia Realty Limited Partnership (“OP Units”), a Delaware limited partnership, of which the Company serves as general partner (the “Operating Partnership”).

The Company is not aware of any person or any group within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than 5% of any class of the Company's voting securities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

The following table sets forth, as of March 20, 2013, certain information concerning the holdings of each person known to the Company to be a beneficial owner of more than 5% of the Common Shares at March 20, 2013, all Common Shares beneficially owned by each Trustee, each nominee for Trustee, each Named Executive Officer named in the Summary Compensation Table appearing elsewhere herein and by all Trustees, and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned		Percent of Class

5% Beneficial Owners
FMR LLC (1)	6,508,925			12.04
The Vanguard Group, Inc. (2)	6,188,300			11.45
Invesco Ltd. (3)	5,103,473			9.44
BlackRock, Inc. (4)	4,790,930			8.86
T. Rowe Price Associates, Inc. (5)	3,979,819			7.36
Cohen & Steers, Inc. (6)	3,572,297			6.61
Vanguard Specialized Funds (7)	3,250,017			6.01

Trustees and Executive Officers (8)
Kenneth F. Bernstein	771,561	(9)		1.41
Joel Braun	95,057	(10)		*
Jonathan W. Grisham	62,918	(11)		*
Robert Masters	72,848	(12)		*
Michael Nelsen	54,407	(13)		*
Douglas Crocker II	27,969	(14)		*
Lorrence T. Kellar	40,534	(15)		*
Wendy Luscombe	22,068	(16)		*
William T. Spitz	20,631	(17)		*
Lee S. Wielansky	41,627	(18)		*
All Executive Officers and Trustees as a Group (10 persons)	1,209,620	(19)		2.21

Notes:

* Represents less than 1%.

(1) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to FMR LLC is based solely on a Schedule 13G (the “FMR LLC 13G”) filed with the SEC on February 14, 2013 by FMR LLC.

According to the FMR LLC 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 4,420,711 Common Shares outstanding of the Company as a result of its serving as an investment advisor to various investment companies.

According to the FMR LLC 13G, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds, each has sole power to dispose of the 4,420,711 shares owned by the Funds.

According to the FMR LLC 13G, FIL Limited ("FIL"), is the beneficial owner of 1,370,000 Common Shares outstanding of the Company as a result of providing services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock.

According to the FMR LLC 13G, Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 714,598 Common Shares outstanding of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 714,598 shares and sole power to vote or to direct the voting of 714,598 shares owned by the institutional accounts managed by PGALLC as reported above.

According to the FMR LLC 13G, Pyramis Global Advisors LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 3,616 Common Shares outstanding of the Company as a result of its serving as investment adviser to institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 3,616 shares and sole power to vote or to direct the voting of 3,616 shares owned by the institutional accounts managed by PGALLC as reported above.

The principal business office address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. According to the FMR LLC 13G, the reporting entities ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Share Voting Power	Sole Dispositive Power	Shared Dispositive Power

FMR LLC	718,214	—	6,508,925	—

(2) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to The Vanguard Group, Inc. (“The Vanguard Group”) is based solely on a Schedule 13G (the “Vanguard 13G”) filed with the SEC on February 21, 2013 by The Vanguard Group.

According to the Vanguard 13G, Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 68,521 Common Shares outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

According to the Vanguard 13G, Vanguard Investments Australia, LTD. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 123,687 Common Shares outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. VFTC directs the voting of these shares.

The principal business office address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355. According to the Vanguard 13G, The Vanguard Group's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Share Voting Power	Sole Dispositive Power	Shared Dispositive Power

The Vanguard Group	142,603	35,255	6,070,174	118,126

(3) Other than the information relating to their percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to these entities is based solely on a Schedule 13G (the “Invesco 13G”) filed with the SEC on January 31, 2013 by Invesco Ltd as a parent holding company for its subsidiaries listed below.

The principal business office address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309. According to the Invesco 13G, the reporting entities ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Share Voting Power	Sole Dispositive Power	Shared Dispositive Power

Invesco Ltd.	3,646,620	44,488	5,071,391	32,082

(4) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to Blackrock Inc. is based solely on a Schedule 13G (the “Blackrock 13G”) filed with the SEC on January 31, 2013 by Blackrock Inc.

The principal business office address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022. According to the Blackrock, Inc. 13G, the reporting entities ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Share Voting Power	Sole Dispositive Power	Shared Dispositive Power

Blackrock, Inc.	4,790,930	—	4,790,930	—

(5) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to T. Rowe Price Associates, Inc. (“Price Associates”) is based solely on a Schedule 13G filed with the SEC on February 11, 2013 by T. Rowe Price (“Price Associates 13G”).

The principal business office address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. According to the Price Associates 13G, Price Associates ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Share Voting Power	Sole Dispositive Power	Shared Dispositive Power

T. Rowe Price Associates, Inc.	582,563	—	3,979,819	—

(6) Other than the information relating to their percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to this entity is based solely on a Schedule 13G (the “Cohen & Steers 13G”) filed with the SEC on February 14, 2013 by Cohen & Steers Inc. as a parent holding company for its subsidiary listed below.

The principal business office address of Cohen & Steers Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. According to the Cohen & Steers 13G, the reporting entity's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Share Voting Power	Sole Dispositive Power	Shared Dispositive Power

Cohen & Steers Capital Management, Inc.	1,111,439	—	3,572,297	—

(7) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to Vanguard Specialized Funds - Vanguard REIT Index Fund (“Vanguard REIT Fund”) is based solely on a Schedule 13G (the “Vanguard REIT Fund 13G”) filed with the SEC on February 14, 2013 by Vanguard REIT Funds.

The principal business office address of Vanguard REIT Fund is 100 Vanguard Blvd. Malvern, PA 19355. According to the Vanguard REIT Fund 13G, Vanguard REIT Fund's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Share Voting Power	Sole Dispositive Power	Shared Dispositive Power

Vanguard Specialized Funds	3,250,017	—	—	—

(8)	The principal business office address of each such person is c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605.
(9)
The Common Shares beneficially owned by Mr. Bernstein in his individual capacity consist of (i) 143,639 OP Units which are immediately exchangeable into a like number of Common Shares and 101,551 LTIP Units (as hereinafter defined), (ii) 470,471 Common Shares and (iii) 55,900 vested options issued pursuant to the Share Incentive Plans. The amount reflected does not include 483,172 Restricted LTIP Units (as hereinafter defined), none of which will vest in the next 60 days.

(10)
Represents (i) 28,962 LTIP Units (ii) 52,855 Common Shares and (iii) 13,240 vested options issued pursuant to the Share Incentive Plans. The amount reflected does not include 109,106 Restricted LTIP Units, none of which will vest in the next 60 days.

(11)
Represents (i) 22,480 Common Shares, (ii) 36,563 LTIP Units and (iii) 3,875 vested options issued pursuant to the Share Incentive Plans. The amount reflected does not include 58,052 Restricted LTIP Units, none of which will vest in the next 60 days.

(12)
Represents (i) 17,386 Common Shares, and (ii) 55,462 LTIP Units issued pursuant to the Share Incentive Plans. The amount reflected does not include 66,633 Restricted LTIP Units, none of which will vest in the next 60 days.

(13)
Represents (i) 9,732 Common Shares, (ii) 39,011 LTIP Units and (iii) 5,664 vested options issued pursuant to the Share Incentive Plans. The amount reflected does not include 65,236 Restricted LTIP Units, none of which will vest in the next 60 days.

(14)
Represents 10,000 vested options issued pursuant to the Share Incentive Plans and 17,969 Common Shares. The amount reflected does not include 4,903 Restricted Share Units (as hereinafter defined), 2,384 of which will vest in the next 60 days.

(15)
Represents 3,000 vested options issued pursuant to the Share Incentive Plan and 37,534 Common Shares. The amount reflected does not include 8,302 Restricted Share Units, 5,783 of which will vest in the next 60 days. Of the Common Shares shown, 20,000 were pledged as security for a loan.

(16)
Represents 6,000 vested options issued pursuant to the Share Incentive Plan and 16,068 Common Shares. The amount reflected does not include 4,903 Restricted Share Units, 2,384 of which will vest in the next 60 days.

(17)	Represents 20,631 Common Shares. The amount reflected does not include 7,393 Restricted Share Units, 5,540 of which will vest in the next 60 days.
(18)
Represents 9,000 vested options issued pursuant to the Share Incentive Plans and 32,627 Common Shares. The amount reflected does not include 8,678 Restricted Share Units, 5,358 of which will vest in the next 60 days.

(19)	See Notes (9) through (18).

COMPENSATION DISCUSSION AND ANALYSIS

Discussed and analyzed below are the Company's compensation programs for its Named Executive Officers who are included in the Summary Compensation Table on page 30 (collectively, the “Named Executive Officers” or “NEOs”).

The primary goals of the Company's compensation program involve linking executive pay to Company performance, aligning the interests of management with those of the shareholders and investors and retaining key employees. In 2012, the Company provided a solid total shareholder return (a 28% return), maintained its strong financial condition and balance sheet, and completed acquisition and dispositions of properties that were consistent with the Company's high-barrier-to-entry/high density market investment strategy.

For the reasons explained further below, the Compensation Committee concluded that the 2012 performance-based compensation, together with 2012 base salary levels are well aligned with the Company performance for the year and that the linkage between pay and performance is strong.

I.    Objectives of Acadia Realty Trust's Executive Compensation Program

The Company's success depends on developing, motivating and retaining executives who have the skills and expertise to lead a fully integrated, self-managed and self-administered equity REIT. In designing its executive compensation program, the Company seeks to give the Board of Trustees, the shareholders, and the management team a clear understanding of how total compensation is determined. The ultimate goals for all parties involved are fairness, transparency, predictability, retention and performance maximization.

The executive compensation program is designed to help the Company achieve the objectives that are reflected in the Compensation Committee's Charter which is available on the Company's website at www.acadiarealty.com in the “Investors - Corporate Governance” section.

The Compensation Committee's executive compensation objectives are as follows:

1.	Motivating the Company's Named Executive Officers to create maximum shareholder value.

2.	Providing incentives to the Company's Named Executive Officers that reward dedication, hard work and success.

3.	Providing a compensation program that ensures “pay for performance.”

4.	Aligning the interests of the Company's Named Executive Officers and shareholders as closely as possible.

5.	Aligning the interests of the Company's Named Executive Officers and the Company's external fund investors as closely as possible.

6.	Creating the right mix of long-term incentives to motivate and to retain the Company's Named Executive Officers.

7.	Creating an incentive compensation program that can go beyond the Company's Named Executive Officers and be utilized throughout the organization.

The following sections describe the components of the Company's executive compensation program and the process for determining the compensation of the Named Executive Officers. The process includes input from the Chief Executive Officer (“CEO”) (except with respect to his own compensation), the Compensation Committee and the Board of Trustees and an objective review of the Company's performance, the individual Named Executive Officer's performance and the individual Named Executive Officer's unit performance. For a discussion of compensation for the members of the Board of Trustees, see “Board of Trustees Compensation.”

II.    Specific Elements of Acadia Realty Trust's Executive Compensation Program

The Company's executive compensation program reflects the Company's desire to have a compensation structure that has sufficient depth to encourage its management team to meet the short-term and long-term objectives described above (see the discussion under “Objectives of Acadia Realty Trust's Executive Compensation Program”), but also sufficient clarity to ensure that the Board of Trustees, shareholders and the management team have an understanding of how total compensation is determined. The Company's executive compensation program's overall guiding principle of “pay for performance” consists of four main elements:

A.    Base salaries that provide a minimal level of compensation

B.    Discretionary, performance-based incentive compensation

C.    Post-employment severance and change in control payments

D.    Standard employee benefit plans

At the 2012 annual meeting, the Company's shareholders approved the Company's executive compensation plan by a vote of approximately 92.2%. The Compensation Committee reviewed the results of that vote and determined that the Company's shareholders prefer that the Company continue with its current model of executive compensation.

A.    Base Salary

The starting point for the Company's executive compensation program is an annual base salary. The Compensation Committee recommends to the full Board of Trustees the base salaries for the Named Executive Officers as fixed amounts to provide the minimum amount of compensation that a Named Executive Officer will receive in a given year. Base salaries are reviewed annually and adjusted to reflect market data, individual circumstances, such as promotions, as well as the Company's performance and existing economic conditions.

The Compensation Committee's base salary recommendations for the Named Executive Officers are generally made on a discretionary basis from year to year, with the objective of providing a minimal base salary and placing an emphasis on incentive based compensation. Market data provided by FTI Consulting, Inc. (“FTI” or the “Compensation Committee Consultant”) related to the base salaries of the Company's peer group discussed below (the “Peer Group”) is also used by the Compensation Committee to determine base salary recommendations. The Compensation Committee does not believe narrow quantitative measures or formulas are sufficient for determining the Named Executive Officers' compensation.

The Compensation Committee engaged FTI as its independent third party consultant to obtain executive compensation information for the Peer Group. The Peer Group compensation information provided by FTI, at the direction of the Compensation Committee, for each executive position included, among other things, base salary, annual cash incentive awards, long-term incentive awards and total compensation at the 25th, 50th, and 75th percentiles and the average. FTI serves only as an advisor to the Compensation Committee by providing data relevant to REIT peers and discussing compensation practices as directed by the Compensation Committee. FTI also reviews proposed recommendations made to the Compensation Committee by management and provides commentary regarding the reasonableness of such pay programs and pay level adjustments. FTI has not been retained to provide any other services to the Company. Fees paid to FTI for these services were $33,240 and $29,222 for the years ended December 31, 2012 and December 31, 2011, respectively.

B.    Performance Incentive Compensation

The Compensation Committee and the Board of Trustees continue to emphasize long-term performance in the form of Restricted Share Units, LTIP Units that are subject to time-based vesting and, in some instances, performance-based vesting (“Restricted LTIP Units”) and the Long Term Investment Alignment Program (described below). While the Compensation Committee may also use cash to reward performance, it has done so only on a limited basis. Incentive awards reflect the Compensation Committee's recommendations to the full Board of Trustees as they are based on the Committee's discretionary assessment of corporate, business unit and individual performance of each Named Executive Officer (with the assistance of the CEO for Named Executive Officers other than himself). The Compensation Committee makes incentive compensation recommendations at its January meeting for subsequent approval by the Board of Trustees, with incentive awards being made in the first quarter of each year for the prior year's performance.

In keeping with the long-term and highly technical and cyclical nature of the Company's business, the Compensation Committee places significant emphasis on a long-term approach to executive compensation while balancing the short-term needs of its executives. Incentive awards are discretionary and based on corporate, business unit and individual performance. They are intended to: (i) develop and retain strong management through the inclusion of vesting provisions, (ii) emphasize share ownership, and (iii) create direct alignment with shareholder interests. They may also include certain performance criteria the Compensation Committee deems appropriate and relevant to the Company's business plan to ensure that management is motivated to focus on sustained Company performance. The Company has historically used Restricted Share Units and options to purchase Common Shares issued under its Share Incentive Plans, principally through its Restricted Share Bonus Program (described below) and Restricted LTIP Units as its primary form of long-term incentive compensation. Because the Company's long-term incentive program is designed to motivate the Company's Named Executive Officers, the Company does not consider prior amounts granted in setting future compensation levels.

(1) Long Term Incentive Program Units

In 2007, the Compensation Committee recommended and the Board of Trustees approved a program to issue Restricted LTIP Units to the Named Executive Officers as part of a Restricted LTIP Unit program that granted a choice between Restricted LTIP Units and Restricted Share Units for 2007 and 2008. Restricted LTIP Units are similar to Restricted Share Units but unlike Restricted Share Units, provide for a quarterly partnership distribution in a like amount as paid to holders of common partnership units in Acadia Realty Limited Partnership, the Company's operating partnership. The Restricted LTIP Units are convertible into common partnership units and, ultimately, Common Shares upon vesting. Vesting, which is partially subject to the recipient's continued employment with the Company through the applicable vesting dates, typically occurs pro rata over five years from the date of grant. In addition, the vesting of a certain portion of the Restricted LTIP Units is contingent upon the Company achieving or exceeding certain thresholds in the year such vesting is scheduled to occur. For vesting of this portion of the Restricted LTIP Units, one of the following must occur: (i) the Company must achieve a 7% or greater increase in funds from operations (“FFO”); (ii) FFO growth must be equal to or greater than the top one-third of the Peer Group, as determined by the Compensation Committee; (iii) the Company must achieve an 8% annual total shareholder return; or (iv) the total annual shareholder return must be equal to or greater than the top one-third of the Peer Group.

(2) Restricted Share Units

Restricted Share Units generally carry many of the rights of unrestricted Common Shares, including deferred dividend rights as described below, but may not be transferred, assigned or pledged until the recipient has a vested, non-forfeitable right to these shares. Vesting, which is partially subject to the recipient's continued employment with the Company through the applicable vesting dates typically occurs pro rata over five years from the date of grant. In addition, the vesting of a certain portion of the Restricted Share Units is contingent upon the Company's shareholder return exceeding certain thresholds in the year such vesting is scheduled to occur. For vesting of this portion of the Restricted Share Units, one of the following must occur: (i) the Company must achieve a 7% or greater increase in funds from operations (“FFO”); (ii) FFO growth must be equal to or greater than the top one-third of the Peer Group, as determined by the Compensation Committee; (iii) the Company must achieve an 8% annual total shareholder return; or (iv) the total annual shareholder return must be equal to or greater than the top one-third of the Peer Group. Recipients of Restricted Share Units do not receive dividends on those shares until they vest, at which time they receive a lump sum cash payment in lieu of all accumulated dividends that were paid to holders of our Common Shares during the period from the date of grant of the Restricted Share Units to the date the Restricted Share Units vest.

(3) Share Options

Although the Company has the discretion to award options pursuant to the 2006 Plan, it has not done so in the last six years and has no present intention to do so, which is consistent with industry and marketplace practices that are moving toward Restricted Share Units, Restricted LTIP Units and other incentive based awards or direct ownership based awards.

(4) Long Term Investment Alignment Program

In reviewing overall compensation for the Named Executive Officers, the Company continually seeks methods to enhance its “pay for performance” philosophy. In an effort to further ensure that management's investment focus remains on the ultimate success of the investment, in 2009, the Compensation Committee recommended, and the full Board approved, the addition of a component of compensation called the Long Term Investment Alignment Program (the “Program”). The Program provides an incentive for high, long-term performance. The Company's current business model aims to create shareholder value by increasing earnings through the profitable management of joint venture investment funds. As described herein, the Board of Trustees believes this form of compensation greatly benefits the Company's shareholders.

The Program is designed to accomplish the following:

•	Reward management for true, long-term performance and not simply for making investment decisions without consideration of actual value realized.

•
Motivate management to deliver superior returns to opportunity fund investors, as well as to the Company through its direct investment, through strategic investments and successful liquidation of Acadia Strategic Opportunity Fund III LLC (“Fund III”) and Acadia Strategic Opportunity Fund IV LLC (“Fund IV”, and together with Fund III, the “Funds”) and thereby increasing shareholder value.

•	Provide a retention tool for years to come.

•Further align the interests of management and shareholders and external investors.

The Program is directly tied to the actual performance of the Funds and is designed as follows: The Company is entitled to a profit participation (the “Promote”) of 20% of all cash distributed from the Funds in excess of (i) the return of all invested capital and (ii) the 6% preferred rate of return. Under the Program, after the payment of the preferred return and return of all invested capital, the Company may award up to 25% of its Promote to senior executives, or 5% of each dollar distributed by the Funds after the preferred return has been paid to investors. Each individual's allocation of the 25% of the Promote is subject to time-based, annual vesting over a five year period from the grant date with 10% in years one and two, 20% in years three and four and 40% in year five.

If the investors of the Funds do not receive a return of all their invested capital and the 6% preferred return, no Promote will be paid to the Company and senior executives will receive no compensation under the Program. There is no interim profit participation on a transaction by transaction basis and thus a greater emphasis is placed on all investments being carefully selected and managed for the long term. The Program increases the alignment between senior executives and the investors of the Funds. Additionally, it should be noted that the Company is a significant investor in the Funds, with a 20% investment in Fund III and approximately a 23% investment in Fund IV. The long term success of the Funds benefit the Company, and thus shareholders, through both its capital investment and the Promote.

In 2009, 2010, 2011, 2012 and 2013, the awards listed below, as a percentage of the potential Promote, were made as a result of the recommendation of the Compensation Committee and approval by the Board of Trustees. In the future, the Compensation Committee and the Board of Trustees may or may not recommend or approve awards to executive officers of additional allocations up to the permitted 25%.

The awards shown in the table below are reflective of each Named Executive Officer's role in connection with investments made in Fund III. To date, no allocation of the Promote has been made in connection with Fund IV.

	2009 Award	2010 Award	2011 Award	2012 Award	2013 Award	Total
Name	Percentage	Percentage	Percentage	Percentage	Percentage	Percentage
Kenneth F. Bernstein	6.2500%	0.8350%	0.8350%	0.8350%	1.4050%	10.1600%
Jonathan W. Grisham	0.6250%	0.1000%	0.1000%	0.1350%	0.2600%	1.2200%
Michael Nelsen	0.7500%	0.1300%	0.1350%	0.1350%	0.1350%	1.2850%
Joel Braun	2.5000%	0.3000%	0.4000%	0.4000%	0.5750%	4.1750%
Robert Masters	0.7500%	0.1350%	0.1350%	0.1350%	0.1350%	1.2900%
Total	10.8750%	1.5000%	1.6050%	1.6400%	2.5100%	18.1300%(1)

Note:
(1)
The total percentage of the Promote allocated may not be directly correlated with the amount of the Funds invested capital. This provides the Promote recipients with incentive to acquire appropriate assets with the remaining funds in the Funds and to ensure that diligent efforts will be made to achieve stabilization of those assets.

As of March 31, 2013, the Company has determined that the awards granted under the program currently have no value.

Mr. Bernstein was granted 6.2500% of the Promote in 2009, 0.8350% in each of 2010, 2011 and 2012, and 1.4050% in 2013. As Chief Executive Officer of the Company, Mr. Bernstein is the primary decision maker on what investments, if any, the Funds will make. He also sources many of the transactions that become investments through his many contacts in the real estate business. His acumen in investing is one of the reasons behind the Company's success and the independent members of the Board of Trustees believe it is appropriate that he be given the largest grant.

Mr. Braun was granted 2.500% of the Promote in 2009, 0.3000% in 2010, 0.4000% in both 2011 and 2012, and 0.5750% in 2013. Mr. Braun is the Chief Investment Officer of the Company, specifically charged with running the acquisitions group at the Company, sourcing investments to be reviewed, heading up the due diligence efforts, coordinating the efforts of the Company's team, investigating the asset, being responsible for the investment book describing the asset for approval by the investors in the Funds as well as the Company's Capital Markets and Investments Committee of the Board of Trustees, and negotiating the purchase with the seller. As a result of the critical role Mr. Braun plays in acquiring assets for the Funds, the Board of Trustees granted him an allocation which it believes reflects his contribution to the Funds success.

Messrs. Nelsen and Masters were granted equal allocations of 0.7500% in 2009. In 2010, Messrs. Nelsen and Masters were granted allocations of 0.1300% and 0.1350%, respectively. In 2011, 2012 and 2013, Messrs. Nelsen and Masters were granted equal allocations of 0.1350% each year. Mr. Grisham was granted 0.6250% of the Promote in 2009, 0.1000% in both 2010 and 2011, 0.1350% in 2012 and 0.2600% in 2013. These allocations reflect their respective roles in managing both the acquisition process for the Funds, but equally importantly their ongoing role in developing, managing, financing and stabilizing the acquired assets. Although each of them has a role in the all important acquisition process, their roles are subordinate to those of Messrs. Bernstein and Braun. Their responsibilities do extend beyond the acquisition phase and continue until the assets are sold. Thus, the Board of Trustees concluded that allocations for Messrs. Nelsen, Masters and Grisham that were smaller than those given to Messrs. Bernstein and Braun were appropriate.

C.    Post-employment Severance and Change in Control Payments; Recoupment of Awards

The Company offers post-employment severance and change in control payments to its Named Executive Officers based on the circumstances of termination. See EMPLOYMENT AND SEVERANCE AGREEMENTS WITH NAMED EXECUTIVE OFFICERS - Upon a Change in Control and Termination for the definition of “Change in Control.” The Company includes severance and Change in Control payments as an element of its executive compensation structure to support the compensation elements described above. However, the Company's severance and Change in Control payment structure also serves an important retention function by providing for forfeiture of awards in appropriate circumstances, such as in the event of a voluntary termination.

D.    Standard Employee Benefit Plans

The Company provides a variety of medical, dental, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company (the “401(k) Plan”), which provides for matching contributions of 50% up to the first 6% of the participant's base salary contributed to the 401(k) Plan. The All Other Compensation Table summarizes the matching contributions that the Company made to the Named Executive Officers under the 401(k) Plan for the fiscal years ended December 31, 2012, 2011 and 2010. In addition, due to the nature of the travel obligations of the Named Executive Officers, including visiting current and potential properties, the Company provides automobile allowances for its Named Executive Officers. The costs of these benefits constitute only a small percentage of each of the Company's Named Executive Officer's total compensation.

In 2003, the Company instituted the Acadia Realty Trust Employee Share Purchase Plan (the “Share Purchase Plan”). The Share Purchase Plan allows eligible employees of the Company to purchase, through payroll deductions, Common Shares in the Company at a 15% discount to the closing price of the Company's Common Shares on either the first day or the last day of the quarter, whichever is lower. The Share Purchase Plan is designed to retain and motivate the employees of the Company and its designated affiliates by encouraging them to acquire ownership in the Company. The Company has reserved 100,000 Common Shares for issuance under the Share Purchase Plan. The Share Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the United States Internal Revenue Code of 1986, as amended, which allows an employee to defer recognition of taxes when purchasing Common Shares under such a plan. During 2012, 2011 and 2010, 3,829, 4,886 and 6,184 Common Shares, respectively, were purchased by employees under the Share Purchase Plan. As of the date hereof, no Named Executive Officer participates in the Share Purchase Plan.

E.    Deferred Compensation

Pursuant to the Company's 2006 Deferred Compensation Plan, as detailed in the section, entitled, “Board of Trustees Compensation” below, the Named Executive Officers may elect to defer receipt of any portion of their annual compensation. To date, no Named Executive Officer has elected to defer his compensation.

III.    Method for Determining Executive Compensation

In evaluating executive compensation, the Compensation Committee considers an annual report and recommendations from the Company's CEO for the Company's Named Executive Officers and other senior officers (excluding the CEO himself). In addition, the Compensation Committee Consultant advises the Compensation Committee on executive compensation. The Compensation Committee is responsible for recommending the CEO's compensation to the independent Trustees. The CEO does not participate in approving his own compensation. The Compensation Committee continually focuses on attaining the right balance between company size, complexity of the business model and performance, and considers Peer Group data provided by Compensation Committee Consultant and surveys with respect to other publicly-traded REITs of comparable size to the Company (see below for further information). The Compensation Committee uses the Peer Group data to compare the companies' executive compensation programs as a whole and the total compensation of individual executives. The Compensation Committee does not identify a particular level of competitiveness with other companies, but tries to attain a range and a target of compensation for each position that is competitive in the marketplace.

The Company's size can impact management's scope of responsibility and, thus, should be a component of the compensation analysis, but absolute and relative performance is also a critical component, as well as the sophisticated nature of the Company's business. The Compensation Committee also takes into account the complicated fund structure and the value-added nature of the Company's business when comparing executive compensation with companies of similar market capitalization but with less of a growth and redevelopment focus.

IV.     How the Elements of Executive Compensation Interact and Affect Each Other

The Company believes the four main elements of its executive compensation structure - base salaries that provide a minimal level of compensation, performance incentive compensation, post-employment severance and Change in Control payments and standard employee benefits - are well aligned with the Company's seven overall executive compensation objectives listed above under “Objectives of Acadia Realty Trust's Executive Compensation Program.” The Company believes that a well-proportioned mix of reliable compensation in the form of a base salary with compensation intended to provide incentives and rewards for dedication, hard work, and success in the form of performance incentive compensation will produce a high level of performance for the Company and will promote the Company's “pay for performance” philosophy.

Overall, the Company's Compensation Committee has endeavored to structure the total compensation of the Company's Named Executive Officers in a manner that is competitive in the REIT industry, while emphasizing performance-based compensation more heavily than base salaries. In this way, the Company's Named Executive Officers receive compensation that is as closely aligned as feasible with the interests of the Company's shareholders. Further, the Company's executive compensation structure advances the Company's overall objectives by (i) maximizing retention, (ii) increasing motivation and (iii) aligning the Named Executive Officer with overall shareholder interests.

V.    Benchmarking

In 2012, the Compensation Committee Consultant prepared a Peer Group analysis to determine the range of base salary, annual cash bonus and long-term compensation awards paid to executives in similar positions to the Company. The Peer Group constituents were determined based on several factors, including historical Peer Group companies, equity market capitalization, industry sector, business model and geographic location, with an emphasis on other shopping center and retail REITs of a similar size. The composition of the Peer Group may change from year to year based on market developments and merger and acquisition activity, among other factors. In 2012, the Peer Group was updated to remove Kimco Realty Corporation and W.P. Carey & Co. LLC, as these companies are no longer market comparable in terms of company size and asset type, respectively. The Peer Group was subsequently expanded to include Glimcher Realty Trust that serves as a market comparable in terms of company size and asset type. The Peer Group analysis was based on information disclosed in 2012 proxy statements, which reported fiscal year 2011 compensation and is the most recent publicly available data. The Peer Group data is used as a tool to ensure that the Company's compensation philosophy is consistent with current market practices and there is an appropriate link between performance and pay. Additionally, the Compensation Committee Consultant reviewed compensation structures and anticipated year over year adjustments in the private real estate environment but did not consider actual compensation levels.

Compensation of the Named Executive Officers was not directly targeted at any specific levels of compensation of the Company's Peer Group. The Compensation Committee and the Board considers the competitive information provided to it by the Compensation Committee Consultant. Based on the compensation review completed in 2012, which included actual 2011 compensation of the Company's Peer Group, Messrs. Braun and Master's annual compensation was below the 50th percentile. Mr. Bernstein's annual compensation was very slightly above that 50th percentile. Mr. Grisham's annual compensation is below the 25th percentile, which the Compensation Committee Consultant has recognized as appropriate given his relative limited tenure in the role as compared to more experienced Chief Financial Officers (“CFOs”) within the Peer Group. With respect to Mr. Nelsen, the Compensation Committee Consultant indicated that the competitive information provided for Accounting and Financial Principals does not change significantly from year to year and therefore it is not done on an annual basis. As reported in the 2012 Proxy Statement, Mr. Nelsens' annual compensation was below the 50th percentile.

2012 Peer Group. Listed below are the 15 publicly-traded REITs in the 2012 Peer Group, with equity market capitalizations ranging from approximately $370 million to $6.9 billion with a median equity market capitalization of approximately $3.1 billion as compared to the Company's equity market capitalization of approximately $1.2 billion at the time the Peer Group data was compiled on October 24, 2012. Additionally, the 2012 Peer Group had median total assets under management of approximately

$3.3 billion, as compared to the Company's total assets of approximately $1.9 billion. The Peer Group generally includes shopping center REITs but also includes select retail REITs, including regional malls and freestanding.

CBL and Associates Properties, Inc.
Cedar Shopping Centers, Inc.
DDR Corp.
Equity One, Inc.
Excel Trust, Inc.
Federal Realty Investment Trust
Glimcher Realty Trust
National Retail Properties, Inc.
Pennsylvania Real Estate Investment Trust
Ramco-Gershenson Properties
Realty Income Corporation
Regency Centers Corporation
Retail Opportunity Investments Corp.
Tanger Factory Outlet Centers, Inc.
Weingarten Realty Investors

VI.    Timing of Equity Grants and Share Ownership Policy

The Company does not in any way time its share awards to the release of material non-public information. The CEO meets with the Compensation Committee in January or February of each year and recommends the share awards for the Named Executive Officers other than himself to be granted for the prior year. The Compensation Committee reviews the recommendations and then recommends the awards to the full Board of Trustees for approval. The awards are granted in the first quarter of the current year. There is no consequence for selling vested shares but the Company does encourage Named Executive Officers and Trustees to hold and has approved guidelines for ownership for Named Executive Officers and Trustees.

The Board of Trustees has instituted a share ownership policy (“SOP”), containing guidelines for Named Executive Officers and Trustees to own at all times a certain level of the Company's Common Shares (which includes LTIP Units as well). This policy further aligns Named Executive Officers and Trustees' interests with those of shareholders. The SOP has the additional purpose of helping the Company's Named Executive Officers build wealth that they may use as a source of supplemental retirement income. Although not mandatory, the recommended targets are as follows:

•Ten times salary plus cash bonus for the Chief Executive Officer
•Four times salary plus cash bonus for the Chief Investment Officer
•Three times salary plus cash bonus for other Named Executive Officers
•Three times total annual fees for non-employee Trustees

As of the date hereof, all Named Executive Officers, including the CEO, met the recommended targets.

The other provisions of the policy are:

•	Common Shares, Restricted Share Units, LTIP Units, Restricted LTIP Units and OP Units count toward the standard. Options do not count toward the standard.

•	Newly Named Executive Officers and Trustees have five years to reach the standard that applies to them.

•	Named Executive Officers and Trustees are encouraged to achieve and maintain the target level of ownership until they leave the Company or Board, as applicable.

•
The policy constitutes a set of guidelines. As such, it does not set forth any penalties for non-compliance. The treatment of non-compliance is left to the discretion of the Board, in collaboration with the CEO and the Compensation Committee.

VII.    Impact of Accounting and Tax Treatment

Accounting Treatment

Cash-based compensation, including salary and bonus, are generally charged as an expense in the period in which the amounts are earned by the NEO. The Company expenses the cost of share-based compensation, including Restricted Share Units and Restricted LTIP Units, in its financial statements in accordance with Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation - Stock Compensation” (“ASC Topic 718”). In accordance with ASC Topic 718, the grant date fair value of equity awards is amortized ratably into expense over the vesting period.

Tax Treatment

The Compensation Committee has reviewed the Company's compensation policies in light of Section 162(m) of the Internal Revenue Code, as amended, which generally limits deductions for compensation paid to certain executive officers to $1,000,000 per annum (although certain performance based compensation is not subject to that limit), and determined that the compensation levels of the Company's CEO and Chief Investment Officer (“CIO”) (but no other Named Executive Officers) could be affected by such provisions. The Compensation Committee intends to continue to review the application of Section 162(m) to the Company with respect to any future compensation programs considered by the Company. In view of its overall executive compensation structure, the Compensation Committee has determined that it is appropriate for the CEO and CIO to have the potential to receive compensation that is not deductible under Section 162(m).

VIII.    Relationship of Compensation Policies and Practices to Risk Management

The Compensation Committee has considered the risks arising from the Company's compensation policies and practices for its employees, and does not believe those risks are reasonably likely to have a material adverse effect on the Company.

IX.    Specific 2012 Decisions and 2013 Changes

Salary

Working with market data supplied by FTI, the Compensation Committee reviewed the base salaries of the Named Executive Officers for 2012 and 2013. Consistent with the Company's philosophy to offer competitive salaries to its key executives and Mr. Bernstein's solid performance in 2012, the Compensation Committee recommended and the Board of Trustees determined that Mr. Bernstein's annual salary will increase to $512,500 for 2013. In addition, in order to keep base salaries competitive with those of its competitors, the Compensation Committee recommended and the Board of Trustees determined that the 2013 base salaries of the other Named Executive Officers will increase as follows:

	Base Salary
Name	2012 Base Salary	2013 Base Salary	Additional 2013 Base Salary (1)	Total 2013 Base Salary	Percentage Increase Over 2012 (1)

Kenneth F. Bernstein	$500,000	$512,500	$42,090	$554,590	2.50%
Jonathan W. Grisham	256,500	262,900	80,300	343,200	2.50%
Michael Nelsen	250,500	256,800	48,500	305,300	2.50%
Joel Braun	327,800	336,000	48,500	384,500	2.50%
Robert Masters	256,800	263,200	48,500	311,700	2.50%

Note:

(1)
In years prior to 2013, certain allowances were paid to the above individuals separate from base salary and are included as All Other Compensation in the Summary Compensation Table and as Perquisites and Other Personal Benefits in the All Other Compensation Table. Commencing in 2013, the Company pays such amounts, grossed up for related taxes, as a component of base salary. The Percentage Increase Over 2012 above does not include such amounts for comparability purposes.

Performance and Time-Based Incentive Awards

The compensation process began with the creation of a bonus pool for Named Executive Officers (and other Senior Vice Presidents). The Board of Trustees, after consultation with the Compensation Committee, FTI and management, determined that the pool for 2012 would be approximately $5.1 million for target performance. If the performance exceeded the target, the pool would increase to approximately $6.2 million for outperformance and if the performance did not meet the target, the pool would decrease to approximately $4.1 million for threshold performance. If the performance met minimal performance, there would be no bonus pool.

Bonus allocations for individual Named Executive Officers are based upon two separate categories of metrics: Company performance (70% of the overall determination) and individual/business unit performance (30% of the overall determination). The Board of Trustees, after consultation with the Compensation Committee, FTI and management, established the 2012 Company performance hurdles presented below. The percentages appearing in the bonus allocation column below represent the percentage of total bonus allocated to that particular Company performance category.

A. Company Performance Metrics

Objective Metrics

The objective metrics chosen for determining Company performance and the actual Company results are as follows:

Objective Measurement	Bonus Allocation	Minimal	Threshold	Target	Outperform	Actual 2012 Results	Bonus Level Achieved

Funds From Operations (“FFO”) Growth (1):	10%
Absolute $1.00 - $1.05		$1.00 - $1.0124	$1.0125 - $1.024	$1.025 - $1.0374	$1.0375 +	$1.03 (AKR) (4)	Target
Relative vs. peer group		0% - 24%	25% - 49%	50% - 74%	75% - 100%	N/A(3)

Net Operating Income (“NOI”) Growth (Same Store) (2):	10%
Absolute +2% to +3%		+2-+2.24	+2.25-+2.49	+2.50+2.74	+2.75+	3.7% (AKR)	Outperform
Relative vs. peer group		0% - 24%	25% - 49%	50% - 74%	75% - 100%	N/A(3)

Total Shareholder Return:	20%
Absolute		0% - 2.49%	2.5% - 4.99%	5.0% - 7.4%	7.5% +	28.1% (AKR)	Outperform
Relative vs. peer group		Bottom 24%	25% - 49%	50% - 74%	75% +	N/A(3)

Notes:

(1) See table below for a reconciliation of Net Income (GAAP) to FFO.

(2) NOI excludes various items included in operating income (GAAP) that are not indicative of the operating performance of a store. NOI is calculated by starting with operating income and (i) adding back general and administrative, depreciation and amortization, abandonment of project costs, reserve for notes receivable; and (ii) deducting management fee income; interest income; other income; lease termination income; and straight line rent and other adjustments.

(3) Criteria are met if one of the two performance standards for each measurement is achieved. “Relative” performance of peers was not applicable as the Company met the “Absolute” standards.

(4) Reported FFO was $1.04. For purposes of compensation, the Compensation Committee adjusted this result for certain non-recurring transactions.

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS	For the Year Ended December 31, 2012
(dollars in thousands, except per share data)
Net income attributable to Common Shareholders	$39,706
Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share):
Consolidated affiliates	23,090
Unconsolidated affiliates	1,581
Income attributable to noncontrolling interests' in Operating Partnership	510
Gain on sale of properties (net of noncontrolling interests' share)
Consolidated affiliates	(15,451)
Unconsolidated affiliates	(609)
Distributions - Preferred OP Units	18
Funds from operations	48,845
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units	46,940
Funds from operations, per share	$1.04

Subjective Metrics

The other measure of Company performance is subjective and includes the following aspects of executing the Company's strategic plan (represents 30% of bonus allocation):

•Maintain a high-quality core portfolio of retail assets
•Maintain a healthy balance sheet with strong liquidity
•Maintain a disciplined growth strategy that enables opportunistic investing

With regard to the subjective Company metrics, the Compensation Committee and the full Board of Trustees evaluated the Company's performance with respect thereto to determine if it performed at a minimal, threshold, target or outperform level. The Compensation Committee and the full Board of Trustees agreed that the Company's performance on the subjective metrics met the “Outperform” level based on the following:

•Same store net operating income increase of 3.7%, which compares favorably to our peer group average of 3.5%
•Including square footage leased, but not yet occupied, solid occupancy of the core portfolio of 94.4%
•Balance sheet liquidity of $118 million including cash of $54 million and availability under lines of credit of $64 million
•Debt to market capitalization of 25.1%
•Fixed-charge coverage of 3.6:1
•100% fixed rate debt on the Company's core portfolio at an average rate of 5.5%
•Including the Company's share of Fund debt 86% is fixed at average rate of 5.0%
•The Company acquired 24 new core and 11 new fund properties in 2012

Individual/Business Unit Performance Metrics

With regard to the individual/business unit performance metrics, each Named Executive Officer had four goals which were established at the beginning of the year. These goals were different for each Named Executive Officer based on the different Company disciplines for which each of the Named Executive Officers was responsible and, while some could be objectively measured, overall they were more subjective in nature than the Company performance metrics. For example, some of the objective measures were as follows:

•Chief Financial Officer - ensure sufficient capital is available to execute the Company's growth plans
•Chief Investment Officer - invest opportunity fund (the “Funds”) dollars within the Funds' investment period
•General Counsel - achieve legal billings as projected in the 2012 budget

With respect to the subjective measures, each of the Named Executive Officers (other than the CEO) was judged on whether there was strong leadership of their departments. Other examples of the more subjective measures were as follows:

•	Chief Executive Officer - ensuring the Company's long-term financial stability by raising new sources of capital and by preserving and expanding the Company's liquidity position

•	Chief Executive Officer - stewardship at the top of the organization and success in interfacing with major institutional investors and joint venture partners

•	Chief Financial Officer - source both equity and debt capital at the lowest cost possible

•	Chief Investment Officer - manage acquisition deal flow and dispositions, as well as other investments

•	General Counsel - interface with joint venture partners; provide support in structuring investments; and maintain law firm quality work

With regard to the subjective individual/business unit metrics, the Compensation Committee and the full Board of Trustees evaluated the Named Executive Officer's performance with respect thereto to determine if they performed at a minimal, threshold, target or outperform level. The Compensation Committee and the full Board of Trustees agreed that the majority of the Named Executive Officer's performance met the “Target” level for the four individual measures.

Overall Allocation

Bonus Pool

Based on the results of the above, the 2012 bonus pool was set at the target level, $5.1 million (not including rounding and the effect of using ASC Topic 718 as disclosed in Footnote 2 of the following table). The Compensation Committee, in consultation with FTI, recommended and the full Board of Trustees concurred that, based on its evaluation of each of the Named Executive Officer's contribution to attaining the corporate goals and to the performance of the Company, assigned the following allocation of the pool:

•Chief Executive Officer - 42.30%
•Chief Financial Officer - 6.60%
•Chief Investment Officer - 14.03%
•Accounting and Financial Principal - 6.23%
•General Counsel - 6.74%

On March 8, 2013, the Board of Trustees approved an annual bonus payable in the form of time-based Restricted LTIP Units, 2012 long-term incentive awards payable in the form of time-based and performance-based Restricted LTIP Units and an additional award as follows:

		2012 Long-term		LTIP Unit	Additional
		Incentive Awards (2)		Award (1) (2)	Award (2)
Name	Annual Bonus	Time-Based	Performance-Based	Time-Based	Time-Based

Kenneth F. Bernstein	(1)	$502,658	$502,631	$2,010,497	$—
Jonathan W. Grisham	(1)	77,410	77,410	309,614	201,063
Michael Nelsen	(1)	72,973	72,973	291,945	—
Joel Braun	(1)	164,470	164,443	657,852	—
Robert Masters	(1)	79,014	78,987	316,082	—

Notes:
(1) NEO annual bonus was received in LTIP Units. The number of LTIP Units granted in connection with this portion of the LTIP Unit award were at a 25% discount as discussed below.
(2) Calculated in accordance with ASC Topic 718. The valuation of the awards detailed above is based on the Company's closing Common Share price of $26.73 on the day preceding the Grant Date. Reference is made to Footnote 1 of the Summary Compensation Table for a discussion of ASC Topic 718.

In recommending these awards to the Board, the Compensation Committee considered all the factors detailed above. The Compensation Committee also considered compensation studies provided by FTI and surveys with respect to other comparable publicly-traded real estate investment trusts regarding executive compensation and performance benchmarks.

2012 long-term incentive awards and LTIP Unit awards to executives

The total 2012 long-term incentive awards and LTIP Unit awards approved by the Board to certain executive officers were allocated 82% as time-based awards and 18% as performance-based awards. These time-based and performance-based awards consist of non-vested Restricted LTIP Units. 49% of these awards were in the form of 2012 long-term incentive awards, the number for which was determined based on the trailing 20-day average price of the Company's Common Shares from the date of grant of $26.59. The other 51% of these awards were in the form of LTIP Units awards, the number for which was determined by using a 25% discount to the trailing 20-day average price of the Company's Common Shares. The time-based portion of the Restricted LTIP Units will vest in five equal annual installments commencing on January 6, 2014 provided that the executive continues to be employed by the Company through the applicable vesting date. The performance-based portion of the Restricted LTIP Unit awards will also be subject to the Company achieving certain annual and cumulative benchmarks established by the Board. Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. These ownership opportunities and awards also provide a retention benefit by vesting over future periods.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for the fiscal years 2012, 2011 and 2010 awarded to the Named Executive Officers.

For information relating to the elements of compensation discussed in the Summary Compensation Table, please refer the “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($) (5)

Kenneth F. Bernstein	2012	$500,000	$1,345,727	(2)	$1,345,466	$—	—	—	$20,120	$3,211,313
Chief Executive	2011	$476,100	$1,201,887	(2)	$3,205,040	$—	—	—	$46,856	$4,929,883
Officer and President	2010	$460,000	$1,182,209	(2)	$886,657	$—	—	—	$41,801	$2,570,667
(Principal Executive Officer)

Jonathan W. Grisham	2012	$256,500	$141,707	(2)	$251,095	$—	—	—	$34,578	$683,880
Chief Financial Officer	2011	$232,900	$139,227	(2)	$139,551	$—	—	—	$37,114	$548,792
and Senior Vice	2010	$225,000	$55,376	(2)	$129,240	$—	—	—	$36,613	$446,229
President
(Principal Financial Officer)

Michael Nelsen	2012	$250,500	$197,774	(2)	$580,711	$—	—	—	$34,578	$1,063,563
Senior Vice President,	2011	$243,000	$177,291	(2)	$177,273	$—	—	—	$41,855	$639,419
Accounting and	2010	$235,000	$56,213	(2)	$140,549	$—	—	—	$40,477	$472,239
Financial Principal

Joel Braun	2012	$327,800	$435,315	(2)	$174,946	$—	—	—	$80,703	$1,018,764
Chief Investment	2011	$318,300	$603,113	(3)	$390,282	$—	—	—	$83,419	$1,395,114
Officer and Executive	2010	$307,500	$211,434	(2)	$317,151	$—	—	—	$74,353	$910,438
Vice President

Robert Masters	2012	$256,800	$205,947	(2)	$206,232	$—	—	—	$34,578	$703,557
Senior Vice President,	2011	$249,300	$178,284	(2)	$177,616	$—	—	—	$38,628	$643,828
General Counsel,	2010	$240,875	$187,393	(2)	$532,416	$—	—	—	$37,844	$998,528
Chief Compliance
Officer and Secretary

Notes:

(1) Pursuant to SEC rules, the amounts disclosed in these columns reflect the grant date fair value of each Restricted Share and Restricted LTIP Unit award calculated in accordance with ASC Topic 718. The Grant Date fair values of performance-based awards were calculated based on the maximum outcome of performance at the time of the grant. The values were calculated using the Common Share price at date of grant times the number of Restricted Share Units and Restricted LTIP Units awarded. For further information as to the Company's Restricted Share and Restricted LTIP Unit awards issued to employees, see Note 15 (Share Incentive Plan) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 27, 2013.

(2) Cash bonus was received in the form of Restricted LTIP Units.

(3) Mr. Braun received $389,613 of his cash bonus in the form of Restricted LTIP Units.

(4) Detail reflected in the All Other Compensation Table.

(5) Actual total compensation earned by the Named Executive Officers, after giving effect to share and option awards in the year they were earned rather than in the year they were granted were as follows:

	2012	2011	2010
Mr. Bernstein	$3,535,906	$3,214,151	$4,908,728
Mr. Grisham	$956,575	$662,817	$540,391
Mr. Nelsen	$722,969	$1,063,341	$630,041
Mr. Braun	$1,395,268	$1,225,478	$1,161,748
Mr. Masters	$765,461	$700,107	$634,619

ALL OTHER COMPENSATION TABLE
	Kenneth F. Bernstein			Jonathan W. Grisham			Michael Nelsen
	2012	2011	2010	2012	2011	2010	2012	2011	2010
Perquisites and other personal benefits, unless the aggregate amount is less than $10,000 (1)	$12,542	$12,741	$12,624	$27,000	$27,000	$27,000	$27,000	$27,000	$27,000

Annual Company contributions or allocations to vested and unvested defined contribution plans (2)	7,500	7,350	7,350	7,500	7,350	7,350	7,500	7,350	7,350

The dollar value of insurance premiums paid by the Company on life insurance policies for the benefit of the Named Executive Officer	78	90	90	78	90	90	78	90	90

The dollar value of any dividends or other earnings paid on stock or option awards when the dividends or earnings were not factored into the grant date fair value (3)	—	26,675	21,737	—	2,674	2,173	—	7,415	6,037

Total Other Compensation	$20,120	$46,856	$41,801	$34,578	$37,114	$36,613	$34,578	$41,855	$40,477

ALL OTHER COMPENSATION TABLE (continued)
	Joel Braun			Robert Masters
	2012	2011	2010	2012	2011	2010
Perquisites and other personal benefits, unless the aggregate amount is less than $10,000 (1)	$27,000	$27,000	$27,000	$27,000	$27,000	$27,000

Annual Company contributions or allocations to vested and unvested defined contribution plans (2)	7,500	7,350	7,350	7,500	7,350	7,350

The dollar value of insurance premiums paid by the Company on life insurance policies for the benefit of the Named Executive Officer	78	90	90	78	90	90

The dollar value of any dividends or other earnings paid on stock or option awards when the dividends or earnings were not factored into the grant date fair value (3)	46,125	48,979	39,913	—	4,188	3,404

Total Other Compensation	$80,703	$83,419	$74,353	$34,578	$38,628	$37,844

Notes:

(1) Represents automobile allowances.

(2) Represents contributions made by the Company to the account of the Named Executive Officer under a 401(k) Plan.

(3) The amounts include cumulative dividends on unvested Restricted Share Units which were paid to all Named Executive Officer's upon the vesting of those Restricted Share Units in January 2012, 2011 and 2010, respectively.

GRANTS OF PLAN-BASED AWARDS

Pursuant to the Company's Incentive Plans, the Company granted annual bonus unit awards and long-term incentive awards to the Named Executive Officers on March 15, 2012. The annual bonus unit awards consisted of time-based non-vested Restricted LTIP Units. The total long-term incentive awards consisted of non-vested Restricted LTIP Units which were allocated 50% as time-based awards and 50% as performance-based awards. For the 50% performance-based award, one of the following must occur: (i) the Company must achieve a 7% or greater increase in funds from operation (“FFO”); (ii) FFO growth must be equal to or greater than the top one-third of the Peer Group, as determined by the Compensation Committee; (iii) the Company must achieve a 10% annual total shareholder return; or (iv) the total annual shareholder return must be equal to or greater than the top one-third of the Peer Group.

The following table provides a summary of all grants awarded to the Named Executive Officers during 2012:

								All Other Stock Awards:
		Estimated Future Payouts Under Performance-Based Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Performance-Based Equity Incentive Plan Awards			Number of Shares Stock or Units	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#) (1)	(#)	(#) (2)	(#)	($/Sh)	($/Sh) (3)

Kenneth F. Bernstein	3/15/2012	—	—	—	—	20,416	—	20,415	—	—	$897,057
	3/15/2012	—	—	—	—	—	—	81,663	—	—	1,794,136
						20,416		102,078			$2,691,193

Jonathan W. Grisham	3/15/2012	—	—	—	—	4,640	—	4,640	—	—	$203,882
	3/15/2012	—	—	—	—	—	—	8,599	—	—	188,920
						4,640		13,239			$392,802

Michael Nelsen	3/15/2012	—	—	—	—	3,016		3,016			$132,523
	3/15/2012	—	—	—	—	—		12,002			263,684
	3/15/2012	—	—	—	—	—		17,400			382,278
						3,016		32,418			$778,485

Joel Braun	3/15/2012	—	—	—	—	6,589		6,588			$289,499
	3/15/2012	—	—	—	—	—		13,208			290,180
	3/15/2012	—	—	—	—	—		1,392			30,582
						6,589		21,188			$610,261

Robert Masters	3/15/2012	—	—	—	—	3,132	—	3,132	—	—	$137,620
	3/15/2012	—	—	—	—	—	—	12,497	—	—	274,559
						3,132		15,629			$412,179

Notes:

(1) Represents the performance-based portion of the 2011 awards which will be earned over 5 years with 20% earned each year subject to the Company meeting certain performance thresholds. The holders of these Restricted LTIP Units are entitled to receive distributions in an amount equal to the per share dividend paid to holders of Common Shares.
(2) The Restricted LTIP Units vest over 5 years with 20% vesting on each anniversary of the Grant Date. The holders of these Restricted LTIP Units are entitled to receive distributions in an amount equal to the per share dividend paid to holders of Common Shares.
(3) Calculated in accordance with ASC Topic 718. The Grant Date fair values of performance-based awards were calculated based on the probable outcome of performance at the time of the grant. The values were calculated using the Common Share price at grant times the number of Restricted LTIP Units awarded. The per share fair value of each grant was $21.97.

OUSTANDING EQUITY AWARDS AT FISCAL YEAR-END

				Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#) Exercisable	(#) Unexercisable	(#)	($)		(#) (1) (8)		($) (1) (8)	(#) (1) (9)	($) (1) (9)

Kenneth F. Bernstein	1/3/2005	19,866	—	—	$16.35	1/2/2015	—		$—	—	$—
	1/6/2006	36,034	—	—	$20.65	1/5/2016	—		—	—	—
	1/31/2008	—	—	—			19,461	(2)	488,082	—	—
	1/31/2008	—	—	—			13,475	(2)	337,953	13,475	337,953
	3/5/2009	—	—	—			14,134	(4)	354,481	14,134	354,481
	3/1/2010	—	—	—			42,399	(5)	1,063,367	—	—
	3/1/2010	—	—	—			15,900	(5)	398,772	15,900	398,772
	3/3/2011	—	—	—			67,192	(6)	1,685,175	—	—
	3/3/2011	—	—	—			16,799	(6)	421,319	16,798	421,294
	3/3/2011	—	—	—			99,737	(6)	2,501,404	—	—
	3/15/2012	—	—	—			20,416	(7)	512,033	20,415	512,008
	3/15/2012	—	—	—			81,663	(7)	2,048,108	—	—
		55,900	—	—			391,176		$9,810,694	80,722	$2,024,508

Jonathan W. Grisham	1/3/2005	2,384	—	—	$16.35	1/2/2015	—		$—	—	$—
	1/6/2006	1,491	—	—	$20.65	1/5/2016	—		—	—	—
	1/31/2008	—	—	—			767	(3)	19,236	—	—
	1/31/2008	—	—	—			1,140	(3)	28,591	1,140	28,591
	3/5/2009	—	—	—			3,828	(4)	96,006	—	—
	3/5/2009	—	—	—			1,723	(4)	43,213	1,723	43,213
	3/1/2010	—	—	—			2,649	(5)	66,437	—	—
	3/1/2010	—	—	—			1,987	(5)	49,834	1,986	49,809
	3/3/2011	—	—	—			7,784	(6)	195,223	—	—
	3/3/2011	—	—	—			1,953	(6)	48,981	1,953	48,981
	3/15/2012	—	—	—			4,640	(7)	116,371	4,640	116,371
	3/15/2012	—	—	—			8,599	(7)	215,663	—	—
		3,875	—	—			35,070		$879,555	11,442	$286,965

Michael Nelsen	1/3/2005	3,179	—	—	$16.35	1/2/2015	—		$—	—	$—
	1/6/2006	2,485	—	—	$20.65	1/5/2016	—		—	—	—
	1/31/2008	—	—	—			804	(3)	20,164	—	—
	1/31/2008	—	—	—			1,433	(3)	35,940	1,431	35,889
	3/5/2009	—	—	—			2,201	(4)	55,201	2,202	55,226
	3/1/2010	—	—	—			2,016	(5)	50,561	—	—
	3/1/2010	—	—	—			2,521	(5)	63,227	2,520	63,202
	3/3/2011	—	—	—			9,912	(6)	248,593	—	—
	3/3/2011	—	—	—			2,478	(6)	62,148	2,478	62,148
	3/15/2012	—	—	—			12,002	(7)	301,010	—	—
	3/15/2012	—	—	—			17,400	(7)	436,392	—	—
	3/15/2012	—	—	—			3,016	(7)	75,641	3,016	75,641
		5,664	—	—			53,783		$1,348,877	11,647	$292,106

Joel Braun	1/3/2005	7,152	—	—	$16.35	1/2/2015	—		$—	—	$—
	1/6/2006	6,088	—	—	$20.65	1/5/2016	—		—	—	—
	1/31/2008	—	—	—			4,887	(3)	122,566	—	—
	1/31/2008	—	—	—			3,390	(3)	85,021	3,389	84,996
	3/5/2009	—	—	—			5,024	(4)	126,002	5,024	126,002
	3/1/2010	—	—	—			7,583	(5)	190,182	—	—
	3/1/2010	—	—	—			5,688	(5)	142,655	5,687	142,630
	3/3/2011	—	—	—			21,782	(6)	546,293	—	—
	3/3/2011	—	—	—			5,460	(6)	136,937	5,460	136,937
	3/15/2012	—	—	—			13,208	(7)	331,257	—	—
	3/15/2012	—	—	—			1,392	(7)	34,911	—	—
	3/15/2012	—	—	—			6,589	(7)	165,252	6,588	165,227
		13,240	—	—			75,003		$1,881,076	26,148	$655,792

Robert Masters	1/3/2005	3,655	—	—	$16.35	1/2/2015	—		$—	—	$—
	1/6/2006	2,734	—	—	$20.65	1/5/2016	—		—	—	—
	1/31/2008	—	—	—			2,065	(3)	51,790	—	—
	1/31/2008	—	—	—			1,433	(3)	35,940	1,431	35,889
	3/5/2009	—	—	—			2,202	(4)	55,226	2,201	55,201
	3/1/2010	—	—	—			6,721	(5)	168,563	—	—
	3/1/2010	—	—	—			2,521	(5)	63,227	2,520	63,202
	3/1/2010	—	—	—			14,054	(5)	352,474	—	—
	3/3/2011	—	—	—			9,968	(6)	249,997	—	—
	3/3/2011	—	—	—			2,478	(6)	62,148	2,478	62,148
	3/15/2012	—	—	—			12,497	(7)	313,425	—	—
	3/15/2012	—	—	—			3,132	(7)	78,551	3,132	78,551
		6,389	—	—			57,071		$1,431,341	11,762	$294,991

Notes:

(1) Market value computed by multiplying the closing market price of the Company's Common Shares of $25.08 as of December 31, 2012 by the number of Restricted Share Units or Restricted LTIP Units that have not vested.
(2) Restricted LTIP Units vest over ten years with the last vesting on January 6, 2018.

(3) Restricted LTIP Units vest over seven years with the last vesting on January 6, 2015.
(4) Restricted LTIP Units vest over five years with the last vesting on January 6, 2014.
(5) Restricted LTIP Units vest over five years with the last vesting on January 6, 2015.
(6) Restricted LTIP Units vest over five years with the last vesting on January 6, 2016.
(7) Restricted LTIP Units vest over five years with the last vesting on January 6, 2017.
(8) Represents the time-based portion of the awards.
(9) Represents the performance-based portion of the awards.

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table provides a summary of all values realized by the Named Executive Officers upon the exercise of options and similar instruments or the vesting of Restricted Share Units or Restricted LTIP Units during the last fiscal year.

			Option Awards		Stock Awards
Name	Grant Date	Exercise/Vesting Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Kenneth F. Bernstein	1/31/2008	1/6/2012	—	$—	7,735	$151,219
	3/5/2009	1/6/2012	—	—	14,134	276,320
	3/1/2010	1/6/2012	—	—	24,733	483,530
	3/3/2011	1/6/2012	—	—	30,445	595,200
			—	$—	77,047	$1,506,269

Jonathan W. Grisham	1/31/2008	1/6/2012	—	$—	1,016	$19,863
	3/5/2009	1/6/2012	—	—	3,636	71,084
	3/1/2010	1/6/2012	—	—	2,207	43,147
	3/3/2011	1/6/2012	—	—	2,921	57,106
			—	$—	9,780	$191,200

Michael Nelsen	1/31/2008	1/6/2012	—	$—	1,222	$23,890
	3/5/2009	1/6/2012	—	—	2,200	43,010
	3/1/2010	1/6/2012	—	—	2,352	45,982
	3/3/2011	1/6/2012	—	—	3,715	72,628
			—	$—	9,489	$185,510

Joel Braun	1/15/2007	1/6/2012	—	$—	10,000	$195,500
	1/31/2008	1/6/2012	—	—	3,886	75,971
	3/5/2009	1/6/2012	—	—	5,024	98,219
	3/1/2010	1/6/2012	—	—	6,320	123,556
	3/3/2011	1/6/2012	—	—	8,173	159,782
			—	$—	33,403	$653,028

Robert Masters	1/31/2008	1/6/2012	—	$—	1,643	$32,121
	3/5/2009	1/6/2012	—	—	2,201	43,030
	3/1/2010	1/6/2012	—	—	8,605	168,228
	3/3/2011	1/6/2012	—	—	3,729	72,902
			—	$—	16,178	$316,281

Note:

(1) Value based on the market value of the Company's common shares on the vesting date. The closing price of the Company's common shares was $19.55 on January 6, 2012.

EMPLOYMENT AND SEVERANCE AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company has entered into an employment agreement with Mr. Bernstein and severance agreements with each of the other Named Executive Officers.

Kenneth F. Bernstein Employment Agreement

In August of 1998, the Company entered into an employment agreement with Kenneth F. Bernstein, which has been amended from time to time (most recently by an amendment dated March 7, 2011), pursuant to which Mr. Bernstein serves as President and Chief Executive Officer. The employment agreement was extended for three years to March 6, 2014 with a base salary of $476,100 and after expiration is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement. Under the terms of the employment agreement, Mr. Bernstein's base salary is subject to an annual review and adjustment by the Compensation Committee.

Each year during the term of Mr. Bernstein's employment, the Compensation Committee considers Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee and recommended for approval to the full Board of Trustees) and discretionary bonuses payable in cash, Restricted Share Units, options, Restricted LTIP Units and participation in the Program, or any combination thereof, as the Board of Trustees and the Compensation Committee may approve. The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Bernstein to be maintained by the Company. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company's executives, and is subject to certain confidentiality requirements.

Mr. Bernstein's employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Bernstein in the event of his termination of employment as the result of his Death, Disability, discharge without Cause, resignation or a termination by Mr. Bernstein for Good Reason (the terms, “Death”, “Disability”, “Cause” and “Good Reason” each defined below). If Mr. Bernstein's employment is terminated either because he is discharged without cause or due to a termination by Mr. Bernstein for Good Reason, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and severance salary and bonus, each paid in accordance with the terms and conditions of such agreement. In the recent amendment, Mr. Bernstein agreed to the removal of his right to receive an excise tax gross up.

Severance Agreements for Named Executive Officers Other than Mr. Bernstein

The Company has entered into severance agreements with each of the Named Executive Officers other than Mr. Bernstein. These agreements provide for certain termination or severance payments to be made by the Company to a Named Executive Officer in the event of his termination of employment as the result of his Death, Disability (as defined below), discharge for Cause or without Cause, resignation or a termination by the Named Executive Officer for Good Reason. If the Named Executive Officer's employment is terminated either because he is discharged without Cause (as defined below) or due to a termination by the Named Executive Officer for Good Reason, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and severance bonus, each paid in accordance with the terms and conditions of such agreements. These payments will be reduced to the extent that they would otherwise be considered parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

Termination and Definitions For Cause

The Company has the right to terminate a Named Executive Officer's employment for “Cause” upon the Named Executive Officer's: (A) deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials; (B) failure to perform his duties hereunder (other than any such failure resulting from Named Executive Officer's incapacity due to physical or mental illness) which failure continues for a period of three business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes the Named Executive Officer has not performed his duties; (C) conduct by the Named Executive Officer constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of the Company's property for personal purposes; (D) material violation of a Company policy; (E) disparagement of the Company, its officers, Trustees, employees or partners; (F) soliciting any existing employee of the Company above the level of an administrative assistant to work at another company; or (G) the commission by the Named Executive Officer of a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

Death

A Named Executive Officer's employment will terminate upon his death.

Disability

The Company has the right to terminate a Named Executive Officer's employment due to “Disability” in the event that there is a determination by the Company that the Named Executive Officer has become physically or mentally incapable of performing his duties under the agreement and such Disability has disabled the Named Executive Officer for a cumulative period of 180 days within a twelve month period.

Good Reason

A Named Executive Officer has the right to terminate his employment for “Good Reason”, which is defined to mean: (A) upon the occurrence of any material breach of the agreement by the Company which includes but not be limited to: a material, adverse alteration in the nature of Named Executive Officer's duties, responsibilities or authority; (B) upon a reduction in Named Executive Officer's annual base salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, or a failure to pay such amounts when due which is not cured by the Company within ten days after written notice of such default by the Named Executive Officer; (C) if the Company relocates the Named Executive Officer's office requiring the Named Executive Officer to increase his commuting time by more than one hour; or (D) the Company's failure to provide benefits comparable to those provided the Named Executive Officer as of the effective date, other than any such failure which affects all comparably situated officers, then the Named Executive Officer will have the right to terminate his employment, which termination will be deemed for Good Reason.

Without Cause

The Company has the right to terminate a Named Executive Officer's employment without Cause.

Upon a Change of Control and Termination

The Named Executive Officers may be entitled to benefits upon a Change of Control and termination of their employment as discussed below.

“Change of Control” means that any of the following events has occurred: (A) any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act, other than any employee benefit plan sponsored by the Company, becomes the “beneficial owner,” as such term is used in Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of (i) Common Shares in an amount equal to 30% or more of the sum total of the Common Shares issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; provided, however, that in determining whether a Change of Control has occurred, outstanding shares or voting securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries do not constitute an acquisition which can cause a Change of Control; or (B) the approval of the dissolution or liquidation of the Company; or (C) the approval of the sale or other disposition of all or substantially all of its assets in one (1) or more transactions; or (D) a turnover, during any two year period, of the majority of the members of the Board, without the consent of the majority of the members of the Board as to the appointment of the new Board members.

SPECIFIC CIRCUMSTANCES THAT WOULD TRIGGER PAYMENTS UNDER THE EMPLOYEE AND SEVERANCE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The specific circumstances that would trigger payments and amount of compensation that would be paid by the Company under Mr. Bernstein's employment agreement and the other Named Executive Officers' severance agreements are as follows:

Compensation upon Termination of Employment by the Company for Cause or Voluntarily By the Named Executive Officer

In the event the Company terminates a Named Executive Officer's employment for Cause, or a Named Executive Officer voluntarily terminates his employment, the Company will pay that Named Executive Officer any unpaid annual base salary at the rate then in effect accrued through and including the date of termination and any accrued vacation pay. In addition, in such event, the Named Executive Officer will be entitled to exercise any options which, as of the date of termination, have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan. All options and all Restricted Share Units granted to the executive which have not vested on the date of termination will automatically terminate.

Compensation under Mr. Bernstein's Employment Agreement upon Termination of Employment upon Death, Disability, Without Cause or for Good Reason or Change of Control and Termination of Employment

In the event of termination by the Company of Mr. Bernstein's employment as a result of his Death, Disability, Without Cause or by Mr. Bernstein for Good Reason, the Company is obligated to pay or provide to Mr. Bernstein, his estate or personal representative, the following: (i) any unpaid accrued salary through and including the date of termination; plus (ii) an amount equal to three times his current salary; (iii) an additional amount equal to three times the average of the cash value of the bonuses (whether awarded as cash incentive bonuses or in Restricted Share Units or Restricted LTIP Units, the value of the latter to be calculated as of the date of the award) awarded to Mr. Bernstein for each of the last two years immediately preceding the year in which Mr. Bernstein's employment is terminated; (iv) a further amount computed at an annualized rate equal to the average of the cash incentive bonuses awarded to Mr. Bernstein for each of the last two years; (v) reimbursement of expenses incurred prior to date of termination; (vi) all incentive compensation payments whether share based or otherwise that are subject to a vesting schedule including Restricted Share Units, Restricted LTIP Units and options shall immediately vest as of the date of the termination; and (vii) continuation of health coverage through the unexpired employment period with the exception of termination upon Death. Following a Change of Control together with either a Termination Without Cause or by Mr. Bernstein for Good Reason, the Company will be obligated to make the payments described above.

Compensation upon Termination of Employment upon Death, Disability, Without Cause or By Other Named Executive Officers for Good Reason or Change of Control and Termination of Employment

In the event of termination by the Company of the employment of a Named Executive Officer as a result of the Named Executive Officer's Death, Disability, Termination Without Cause or by such Named Executive Officer for Good Reason, the Company is obligated to pay or to provide such Named Executive Officer, the following: (i) any unpaid accrued salary through and including the date of termination; (ii) an amount equal to one year's salary at the then current annual base; (iii) reimbursement of expenses incurred prior to date of termination; (iv) such Named Executive Officer's car allowance, if any, for one year; (v) a pro rata portion of such Named Executive Officer's bonus (based upon the average of the last two years' bonuses); and (vi) all incentive compensation payments whether share based or otherwise that are subject to a vesting schedule including Restricted Share Units, Restricted LTIP Units and options will immediately vest as of the date of the termination.

Following a Change of Control together with either Termination Without Cause or for Good Reason, the Company is obligated to pay or provide to the Named Executive Officer the full benefits described above. In addition, Messrs. Grisham, Braun, Masters and Nelsen will be entitled to receive an amount equal to six months' base salary and the Company will continue the base salary and medical benefits of said Named Executive Officer for a period not to exceed the earlier of (a) six months from the date of such termination or (b) the date when such Named Executive Officer becomes reemployed.

Acceleration of Vesting and Forfeiture of Awards under Share Incentive Plans

In addition to the termination payments discussed above, the Share Incentive Plans provide for accelerated vesting of awards in certain circumstances involving a Change in Control of the Company. These plans also provide for forfeiture of awards in certain circumstances, such as in the event of a termination for cause.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION

The following table estimates the potential payments and benefits to the Named Executive Officers upon termination of employment and Change in Control, assuming the event occurred on December 31, 2012. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time they become eligible for payment and would only be payable if the specified event occurs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Cash Severance ($) (1)	Bonus Severance ($)		Options Awards ($)	Stock Awards ($) (4) (5)	Other Benefits ($) (6)

Kenneth F. Bernstein
For Cause or Voluntary Resignation	$—	$—		$—	$—	$—
Death	1,500,000	8,916,262	(2)	—	11,835,202	33,906
Disability	1,500,000	8,916,262	(2)	—	11,835,202	33,906
Good Reason	1,500,000	8,916,262	(2)	—	11,835,202	33,906
Without Cause	1,500,000	8,916,262	(2)	—	11,835,202	33,906
Change in Control and Termination	1,500,000	8,916,262	(2)	—	11,835,202	33,906

Jonathan W. Grisham
For Cause or Voluntary Resignation	—	—		—	—	—
Death	256,500	335,791	(3)	—	1,166,521	27,000
Disability	256,500	335,791	(3)	—	1,166,521	27,000
Good Reason	256,500	335,791	(3)	—	1,166,521	27,000
Without Cause	256,500	335,791	(3)	—	1,166,521	27,000
Change in Control and Termination	384,750	335,791	(3)	—	1,166,521	27,000

Michael Nelsen
For Cause or Voluntary Resignation	—	—		—	—	—
Death	250,500	375,364	(3)	—	1,640,984	27,000
Disability	250,500	375,364	(3)	—	1,640,984	27,000
Good Reason	250,500	375,364	(3)	—	1,640,984	27,000
Without Cause	250,500	375,364	(3)	—	1,640,984	27,000
Change in Control and Termination	375,750	375,364	(3)	—	1,640,984	27,000

Joel Braun
For Cause or Voluntary Resignation	—	—		—	—	—
Death	327,800	679,786	(3)	—	2,536,867	27,000
Disability	327,800	679,786	(3)	—	2,536,867	27,000
Good Reason	327,800	679,786	(3)	—	2,536,867	27,000
Without Cause	327,800	679,786	(3)	—	2,536,867	27,000
Change in Control and Termination	491,700	679,786	(3)	—	2,536,867	27,000

Robert Masters
For Cause or Voluntary Resignation	—	—		—	—	—
Death	256,800	384,040	(3)	—	1,726,332	27,000
Disability	256,800	384,040	(3)	—	1,726,332	27,000
Good Reason	256,800	384,040	(3)	—	1,726,332	27,000
Without Cause	256,800	384,040	(3)	—	1,726,332	27,000
Change in Control and Termination	385,200	384,040	(3)	—	1,726,332	27,000

Notes:

(1) Reflects three years of severance salary for Mr. Bernstein and one year of severance salary for the other NEOs. In the case of a Change in Control and termination, the other NEOs employed by the Company prior to January 2008 receive one and one half years severance salary.

(2) Reflects three years of severance bonuses and one year of cash bonus for Mr. Bernstein.

(3) Reflects one year of severance bonuses for the other NEOs.

(4) Reflects the payment upon the immediate vesting of all Restricted Share Units and Restricted LTIP Units.

(5) Restricted Share payments based on the number of shares times $25.08, the closing price of the Company's Common Shares on December 31, 2012.

(6) Represents one year of car allowance for each NEO and health coverage for Mr. Bernstein.

BOARD OF TRUSTEES COMPENSATION

Each Trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives an annual Trustee fee in the amount of $110,000, comprised of $55,000 cash and $55,000 of Restricted Share Units. In addition, Committee chairs receive an annual fee of $10,000, with the exception of the Audit Committee chair who receives an annual fee of $15,000. In addition to the other Trustee fees, the Lead Trustee receives an annual Lead Trustee fee of $35,000, comprised of $17,500 cash and $17,500 of Restricted Share Units. These Restricted Share Units vest over three years with 33% vesting on each of the next three anniversaries of the grant date. Trustees have the option to convert all or part of any cash payment due to them under the Trust Compensation Plan to Common Shares with a vesting period of one year at a 10% discount to the preceding 20-day average share price from the date of the Annual Meeting of Shareholders. No dividends are paid on Restricted Share Units until they vest.

During 2012, Mr. Wielansky also received $100,000 in fees for providing consulting services to the Company.

Trustees who are officers and full-time employees of the Company or its subsidiaries receive no separate compensation for service as a Trustee or Committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board and committees of the Board.

Pursuant to the Company's 2006 Deferred Compensation Plan (the “Deferred Compensation Plan”), Trustees may elect to defer receipt of their annual trustee fees and Common Share Awards. Each Trustee participating in the Deferred Compensation Plan has an account, which the administrator credits with a number of Common Shares having a fair market value (as of the date of the credit) equal to the amount of the participant's compensation that the Trustee has elected to defer and would otherwise have been paid in cash or other property to the Trustee during the preceding month. The Deferred Compensation Plan generally allows the Trustees to defer receipt of their compensation and, therefore, defer paying tax on that compensation. To defer eligible compensation for any given calendar year, a Trustee must make a written election at least 30 days before the calendar year begins. The Company will credit each Trustee's deferred compensation account with additional Common Shares that (i) have a fair market value, when credited, equal to the product of any per Common Share cash dividend paid during the prior quarter and the number of Common Shares credited to the Trustee's account and (ii) equitably adjust the Trustee's account for any share dividends that would have been paid during the prior month with respect to the Common Shares credited to the Trustee's account on the last day of the prior quarter. Generally, a Trustee's account will be paid to the Trustee upon his or her separation of service from the Company and will be paid to his or her beneficiaries in the event of his or her death, in each case based on the timeframe for distributions specified in the Trustee's deferral election form. Under certain circumstances, the Board may permit a Trustee to withdraw a limited number of Common Shares from his or her account if the Trustee suffers a Hardship (as defined in the Deferred Compensation Plan).

For 2012, Ms. Luscombe elected to defer payment of her Trustee fees that are payable in Common Shares. No other Trustee elected to defer compensation for 2012.

See the Board of Trustees Compensation Table below for a summary of the compensation paid to the members of the Board of Trustees during 2012.

TRUSTEE COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (8)		Total ($)

Lee S. Wielansky (1)	$122,500	(2)	$128,057	(4)	$—	$—	$—	$5,269		$255,826

Lorrence T. Kellar	—		132,779	(5)	—	—	—	5,859		138,638

Douglas Crocker II	65,000		55,000		—	—	—	3,059		123,059

Wendy Luscombe	65,000		55,000	(6)	—	—	—	3,059	(6)	123,059

William T. Spitz	—		127,223	(7)	—	—	—	5,660		132,883

Notes:

(1) Mr. Wielansky is the Independent Lead Trustee.

(2) Mr. Wielansky is entitled to receive annual consulting fees totaling $100,000 for providing consulting services to the Company including assisting with the underwriting and analysis of development and redevelopment opportunities as well as assisting with sourcing of direct acquisitions and identifying potential joint venture partners. Mr. Wielansky elected to receive 50% or $50,000 of his annual consulting fee in Restricted Shares at a 10% discount. These Restricted Shares vest over one year.

(3) Reflects 2,403 restricted Common Share units granted in 2012 to each Trustee. The Restricted Share Units vest over three years with 33% vesting on each of the next three anniversaries of the grant date. The grant date per share fair value for the grants was $22.89.

(4) Mr. Wielansky received 50% or $17,500 of his Lead Trustee Fees in Restricted Shares. These Restricted Shares vest over three years.

(5) Mr. Kellar elected to receive his Annual Retainer of $55,000 and Chairperson fee of $15,000 in Restricted Shares. These Restricted Shares were issued at a 10% discount and vest over one year.

(6) Ms. Luscombe has deferred the Restricted Share portion of her 2012 trustee fee of $55,000 and dividends of $3,059.

(7) Mr. Spitz elected to receive his Annual Retainer of $55,000 and Chairperson fee of $10,000 in Restricted Shares. These Restricted Shares were issued at a 10% discount and vest over one year.

(8) Reflects cumulative dividends on unvested Restricted Shares which vested in May 2012.

As of December 31, 2012, each independent Trustee had the following outstanding options and Restricted Share awards:

OUTSTANDING TRUSTEE EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
				Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Trustee	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Lee S. Wielansky	5/6/2004	1,000	—		$12.55	5/6/2014	—		—
	8/4/2004	2,000	—		$14.13	8/4/2014	—		—
	5/18/2005	3,000	—		$15.96	5/18/2015	—		—
	5/15/2006	3,000	—		$22.40	5/15/2016	—		—
	5/10/2010	—	—				666	(3)	16,703
	5/10/2011	—	—				2,417	(4)	60,618
	5/16/2012	—	—				3,168	(5)	79,453
	5/16/2012	—	—				2,428	(6)	60,894
Total		9,000	—				8,679		$217,668	—	$—

Lorrence T. Kellar	5/15/2006	3,000	—		$22.40	5/15/2016	—		—
	5/10/2010	—	—				666	(3)	16,703
	5/10/2011	—	—				1,833	(4)	45,972
	5/16/2012	—	—				2,403	(5)	60,267
	5/16/2012	—	—				3,399	(6)	85,247
Total		3,000	—				8,301		$208,189	—	$—

Douglas Crocker II	11/18/2003	1,000			$11.66	11/18/2013
	5/6/2004	1,000	—		$12.55	5/6/2014	—		—
	8/4/2004	2,000	—		$14.13	8/4/2014	—		—
	5/18/2005	3,000	—		$15.96	5/18/2015	—		—
	5/15/2006	3,000	—		$22.40	5/15/2016	—		—
	5/10/2010	—	—				666	(3)	16,703
	5/10/2011	—	—				1,833	(4)	45,972
	5/16/2012	—	—				2,403	(5)	60,267
Total		10,000	—				4,902		$122,942	—	$—

Wendy Luscombe	5/18/2005	3,000	—		$15.96	5/18/2015	—		—
	5/15/2006	3,000	—		$22.40	5/15/2016	—		—
	5/10/2010	—	—				666	(3)	16,703
	5/10/2011	—	—				1,833	(4)	45,972
	5/16/2012	—	—				2,403	(5)	60,267
Total		6,000	—				4,902		$122,942	—	$—

William T. Spitz	5/10/2010	—	—	666	(3)	16,703
	5/10/2011	—	—	1,833	(4)	45,972
	5/16/2012	—	—	2,403	(5)	60,267
	5/16/2012	—	—	3,156	(6)	79,152
Total		—	—	8,058		$202,094	—	$—

Notes:

(1) Market value computed by multiplying the closing market price of the Company's Common Shares of $25.08 as of December 31, 2012 by the number of Shares or Units that have not vested.

(2) Represents time-based awards only.

(3) Restricted Share Units vest over three years with the last vesting on May 10, 2013.

(4) Restricted Share Units vest over three years with the last vesting on May 10, 2014.

(5) Restricted Share Units vest over three years with the last vesting on May 16, 2015.

(6) Restricted Share Units vest on May 16, 2013.

ACADIA REALTY TRUST
COMPENSATION COMMITTEE REPORT (1)

Executive Summary

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K and the Company's Proxy Statement. The members of the Compensation Committee for the 2012 fiscal year were Messrs. Spitz, Kellar, and Crocker.

COMPENSATION COMMITTEE
William T. Spitz, Chairman
Lorrence T. Kellar
Douglas Crocker II
_____________________

Note:

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE INFORMATION

Independent Registered Public Accounting Firm Compensation

Audit Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for the audit of the Company's financial statements as included in the Company's Form 10-K, fees for Sarbanes-Oxley Section 404 planning and testing relating to the Company's 2012 and 2011 audits and reviews of the financial statements as included in the Company's Forms 10-Q, were $849,031 and $764,522 for the years ended December 31, 2012 and 2011, respectively.

Audit Related Fees

There were no audit related fees that were not included in “Audit Fees”, above, for the years ended December 31, 2012 and 2011.

Tax Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for tax preparation and compliance were $215,924 and $180,080 for the years ended December 31, 2012 and 2011, respectively.

All Other Fees

In addition to the fees above, aggregate fees billed for professional services rendered by BDO USA, LLP for 3-14 audits and equity transactions aggregated $284,817 and $159,400 for the years ended December 31, 2012 and 2011, respectively.

Policy on Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for approving the engagement of BDO USA, LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before BDO USA, LLP provides those services. The Audit Committee has approved non-audit services as follows: (i) non-audit services in connection with Section 3-14 audits at a cost not to exceed $100,000 per quarter; (ii) non-audit services in connection with equity issuances at a cost not to exceed $100,000 per quarter; and (iii) other non-audit services in an amount not to exceed $100,000 per annum. Non-audit services in excess of these limits require the approval of the full Audit Committee. All audit fees were approved by the Audit Committee and all other fees were approved pursuant to the pre-approval policy discussed above.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee presently consists of the following members of the Company's Board of Trustees: Mr. Kellar, Mr. Spitz and Ms. Luscombe, all of whom meet the independence requirements for audit committee members under the listing standards of the New York Stock Exchange.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2012 with the Company's management. The Audit Committee has discussed with BDO USA, LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP, its independence.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Trustees that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.
Audit Committee
Lorrence T. Kellar, Chairman
Wendy Luscombe
William T. Spitz

Note:

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report is not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes. The Board of Trustees has previously adopted an Audit Committee Charter that may be found on the Company's website at www.acadiarealty.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2005, the Company issued 250,000 Restricted Common OP Units to Klaff Realty L.P. (“Klaff”) in consideration for an interest in certain management contract rights. During 2010, Klaff converted the 250,000 Restricted Common OP Units into Common Shares.

The Company earned property management, construction development, legal and leasing fees from three of its investments in unconsolidated partnerships totaling $874,434, $1,341,681 and $758,803 for the years ended December 31, 2012, 2011 and 2010, respectively.

Lee Wielansky, the Lead Trustee of the Company, was paid a consulting fee of $100,000 for each of the years ended December 31, 2012, 2011, and 2010.

Review and Approval of Related Person Transactions.

The Company reviews all relationships and transactions in which the Company and the Company's Trustees and Named Executive Officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company's legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Trustees and Named Executive Officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, pursuant to its charter, the Audit Committee reviews and approves all related party transactions, which we interpret to include any transaction that is required to be disclosed under SEC rules. The Company does not have any written standards for approving related party transactions. However, the Audit Committee only approves a related party transaction if it believes the transaction is in the best interest of the Company and its shareholders. While the Company has disclosed the transactions with Klaff in this section for the sake of full disclosure, since Klaff does not own more than 5% of any class of the Company's voting securities, disclosure of this related party transaction is not required under SEC rules. The transactions between the Company and Klaff noted above were approved by the Company's Board of Trustees, which consists of five Trustees who are considered independent under the rules of the New York Stock Exchange and the Company's Chief Executive Officer.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company's Annual Report to Shareholders is being provided to each shareholder of the Company along with this Proxy Statement. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2012. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's Named Executive Officers, certain other officers and Trustees and persons who own more than 10% of the Common Shares (collectively, the Reporting Persons) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. As a practical matter, the Company assists its officers and Trustees by monitoring transactions and completing and filing Section 16 reports on their behalf.

SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company's 2014 proxy statement and form of proxy. In accordance with Rule 14a-8, these proposals must be received by the Company no later than 5:00 PM EST on December 6, 2013. All such proposals must be submitted in writing to the Corporate Secretary of the

Company at the following address: Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, Attention: Corporate Secretary.

In addition, if you desire to bring business (including Trustee nominations) before the Company's 2014 annual meeting, other than proposals presented under Rule 14a-8, you must provide written notice to the Corporate Secretary at the address noted in the preceding paragraph between February 14, 2014 and March 16, 2014; provided, however, if the date of the 2014 annual meeting is advanced by more than 30 days or delayed by more than 60 days from May 15, 2014 (the anniversary of the date of the Annual Meeting), notice by a shareholder must be delivered not earlier than the 90th day prior to 2014 annual meeting and not later than the close of business on the later of the 60th day prior to the 2014 annual meeting or the tenth day following the day on which public announcement of the date of 2014 annual meeting is first made. You are also advised to review the Company's Bylaws, which contain additional requirements about advance notice of shareholder proposals and Trustee nominations.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The Company has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, the Company is delivering only one copy of its Annual Report and Proxy Statement to multiple shareholders who share the same mailing address and have the same last name, unless the Company has received contrary instructions from an affected shareholder. This procedure reduces the Company's printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report and Proxy Statement to any shareholder at a shared address to which a single copy of the Annual Report or the Proxy Statement was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit a request in writing to Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, Attention: Corporate Secretary. You may also call (914) 288-8100 to request a copy of the Proxy Statement and Annual Report. You may also access the Company's Annual Report and Proxy statement at www.acadiarealty.com/proxy.

If you are a shareholder of record and would like to revoke your householding consent and receive multiple copies of the Annual Report or Proxy Statement in the future, or if you currently receive multiple copies of these documents and would like only to receive a single copy, please contact the Company at the address listed in the preceding paragraph.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

By order of the Board of Trustees,

Robert Masters, Secretary
ACADIA REALTY TRUST
1311 MAMARONECK AVENUE
SUITE 260
WHITE PLAINS, NY 10605

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acadia Realty Trust, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ACADIA REALTY TRUST
THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” ALL THE NOMINEES, AND “FOR” PROPOSALS 2 AND 3.

Vote On Trustees
1.	Election of Trustees		For	Against	Abstain
Nominees:
	1a.	Kenneth F. Bernstein	☐	☐	☐
	1b.	Douglas Crocker II	☐	☐	☐
	1c.	Lorrence T. Kellar	☐	☐	☐
	1d.	Wendy Luscombe	☐	☐	☐
	1e.	William T. Spitz	☐	☐	☐
	1f.	Lee S. Wielansky	☐	☐	☐

Vote On Proposals							For	Against	Abstain
2.	THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.						☐	☐	☐

3.
THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPANY'S 2013 PROXY STATEMENT IN ACCORDANCE WITH COMPENSATION RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
							☐	☐	☐

4.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, Trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ACADIA REALTY TRUST
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 15, 2013

This Proxy is Solicited on
Behalf of the Board of Trustees

The undersigned hereby constitutes and appoints Kenneth F. Bernstein and Robert Masters, Esq., or either one of them, as proxies, with full power of substitution, to vote all Common Shares of beneficial interest of Acadia Realty Trust (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held via live webcast at www.virtualshareholdermeeting.com/AKR at 1:00 p.m. EDT, May 15, 2013 or at any adjournments or postponements thereof.

This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted according to the Board of Trustees recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 15, 2013: This Proxy Statement and the Company's 2012 Annual Report to shareholders are available at www.acadiarealty.com/proxy

Address Changes and/or Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)